SINGLE TENANT

OFFICE LEASE

LOST HILLS BUSINESS CENTER

LANDLORD:

CALABASAS BCD, INC.,

a California corporation

TENANT:

ON ASSIGNMENT, INC.,

a Delaware corporation

TABLE OF CONTENTS

ARTICLE 1 - LEASE SUMMARY AND PROPERTY SPECIFIC PROVISIONS[INSERT PAGE NUMBER]

ARTICLE 2 - LEASE[INSERT PAGE NUMBER]

ARTICLE 3 - PREMISES[INSERT PAGE NUMBER]

ARTICLE 4 - TERM AND POSSESSION[INSERT PAGE NUMBER]

ARTICLE 5 - RENT[INSERT PAGE NUMBER]

ARTICLE 6 - SECURITY DEPOSIT[INSERT PAGE NUMBER]

ARTICLE 7 - OPERATING EXPENSES/UTILITIES/SERVICES[INSERT PAGE NUMBER]

ARTICLE 8 - MAINTENANCE AND REPAIR[INSERT PAGE NUMBER]

ARTICLE 9 - USE[INSERT PAGE NUMBER]

ARTICLE 10 - HAZARDOUS MATERIALS[INSERT PAGE NUMBER]

ARTICLE 11 - PARKING[INSERT PAGE NUMBER]

ARTICLE 12 - TENANT SIGNS[INSERT PAGE NUMBER]

ARTICLE 13 - ALTERATIONS[INSERT PAGE NUMBER]

ARTICLE 14 - TENANT’S INSURANCE[INSERT PAGE NUMBER]

ARTICLE 15 - LANDLORD’S INSURANCE[INSERT PAGE NUMBER]

ARTICLE 16 - INDEMNIFICATION AND EXCULPATION[INSERT PAGE NUMBER]

ARTICLE 17 - CASUALTY DAMAGE/DESTRUCTION[INSERT PAGE NUMBER]

ARTICLE 18 - CONDEMNATION[INSERT PAGE NUMBER]

ARTICLE 19 - WAIVER OF CLAIMS; WAIVER OF SUBROGATION[INSERT PAGE NUMBER]

ARTICLE 20 - ASSIGNMENT AND SUBLETTING[INSERT PAGE NUMBER]

ARTICLE 21 - SURRENDER AND HOLDING OVER[INSERT PAGE NUMBER]

ARTICLE 22 - DEFAULTS[INSERT PAGE NUMBER]

ARTICLE 23 - REMEDIES OF LANDLORD[INSERT PAGE NUMBER]

ARTICLE 24 - ENTRY BY LANDLORD[INSERT PAGE NUMBER]

ARTICLE 25 - LANDLORD'S DEFAULT & LIMITATION ON LANDLORD’S LIABILITY[INSERT PAGE NUMBER]

ARTICLE 26 - SUBORDINATION[INSERT PAGE NUMBER]

ARTICLE 27 - ESTOPPEL CERTIFICATE[INSERT PAGE NUMBER]

ARTICLE 28 - RELOCATION OF PREMISES[INSERT PAGE NUMBER]

ARTICLE 29 - MORTGAGEE PROTECTION[INSERT PAGE NUMBER]

ARTICLE 30 - QUIET ENJOYMENT[INSERT PAGE NUMBER]

ARTICLE 31 - MISCELLANEOUS PROVISIONS[INSERT PAGE NUMBER]

EXHIBITS:

Exhibit A                                   Building/Premises/Property
Exhibit B                                    Site Plan
Exhibit C                                    Work Letter
Exhibit D                                    Notice of Lease Term Dates
Exhibit E                                     Rules and Regulations
Exhibit F                                     Estoppel Certificate

RIDERS:

Rider No. 1                                Extension Option
Rider No. 2                                Fair Market Rental Rate
Rider No. 3                                Option to Terminate
Rider No. 4                                Right of First Offer to Lease
Rider No. 5                                Right of First Offer to Purchase

THIS LEASE, entered into as of this 18th day of August, 2010 for reference purposes, is by and between CALABASAS BCD, INC., a California corporation, hereinafter referred to as “Landlord”, and ON ASSIGNMENT, INC., a Delaware corporation, hereinafter referred to as “Tenant”.

ARTICLE 1 -                                LEASE SUMMARY AND PROPERTY SPECIFIC PROVISIONS

1.1            Landlord's Address:                                           Calabasas BCD, Inc.
4425 Park Arroyo
Calabasas, CA 91302
Attn: Don Headlund
Telephone: (818) 222-7521
Facsimile: (818) 222-7521

1.2            Tenant's Address:                                On Assignment, Inc.
           26651 West Agoura Road
Calabasas, CA 91302
Attn:  Facilities Department
Telephone:  (818) 878-7900
Facsimile:  (818) 878-6877

After April 1, 2010:                                          On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, CA 91302
Attn:  Facilities Department
Telephone:  (818) 878-7900
Facsimile:  (818) 878-6877

1.3            Building; Property:  That certain two story office building commonly known as 26745 Malibu Hills Road, Calabasas, California, containing 37,172 rentable square feet of floor area as depicted on Exhibit A attached hereto (“Building”).  The Building, together with that certain adjacent building commonly known as 26775 Malibu Hills Road (the “26775 Building”), and all improvements situated upon the property depicted on the Site Plan attached hereto as Exhibit B, including all drive aisles, parking areas, sidewalks, walls, landscaping and exterior improvements located upon the land (the “Site”), as such area may be expanded or reduced from time to time (collectively, the “Property”).  The Property is commonly known as the Lost Hills Business Center.  Landlord and Tenant stipulate and agree that the Property contains 69,550 rentable square feet for all purposes of this Lease. Tenant shall have the non-exclusive right to use in common with other tenants on the Property, and subject to the rules and regulations referred to in Rider No. 5 to this Lease, those portions of the Property which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Property (such areas, together with such other portions of the Property designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”).

1.4            Premises:  The entire Building.  Landlord and Tenant stipulate that the rentable square feet of the Building and the Premises is 37,172 rsf.

1.5            City:  The City of Calabasas, County of Los Angeles, State of California.

1.6            Commencement Date:  April 1, 2011.  The Term of the Lease and Tenant’s obligation to pay rent will commence on April 1, 2011 (the “Term Commencement Date” and “Rent Commencement Date”).

a. Turnover Date.  Landlord shall provide possession of the Property to Tenant as of the date first written above (the “Turnover Date”) in order to commence Tenant Improvements.

b. Occupancy Date.  Landlord shall permit Tenant to occupy the Property after the Tenant Improvements are complete (“Occupancy Date”).  The Occupancy Date may be after the Turnover Date and prior to the Commencement Date.  Landlord shall not charge, and Tenant shall not be liable for, any payments of Monthly Base Rent other than those applicable to the Rent Commencement Date and set forth in section 1.8; provided, however, such early occupancy shall be at no additional cost to Landlord including without limitation that Tenant shall be responsible for the payment of Building Utilities Costs attributable to Tenant's early occupancy during the period from and after the Occupancy Date until the Rent Commencement Date.

1.7            Term:  One hundred twenty-eight (128) months, plus any partial month at the beginning of the Term, commencing on the Commencement Date and ending on the last day of the One hundred twenty-eighth (128th) full calendar month following the Commencement Date (“Expiration Date”).

1.8            Monthly Base Rent:
**Months	Monthly Base Rent
*1 to 12	$53,155.960
13 to 24	$54,484.859
25 to 36	$55,846.980
37 to 48	$57,243.155
49 to 60	$58,674.234
61 to 72	$60,434.461
73 to 84	$62,247.495
85 to 96	$64,114.920
97 to 108	$66,038.367
109 to 120	$68,019.518
121 to 128	$70,060.104

                      *Including any partial month at the beginning of the Term.

                      **Landlord agrees to conditionally abate Tenant’s obligation to pay Monthly Base Rent for months 2 through 5, inclusive, and months 13, 14, 25, 37, 49, 61, 62, 73, 74 and 85 of the initial Term (each, an “Abatement Month,” and collectively, the “Abatement Months”) (the total amount of abated Monthly Base Rent, which may be variously described as free rent, deferred rent, or rent forgiveness, together with any other financial obligations of Tenant that would otherwise be due under this lease during the Abatement Months shall hereinafter be referred to as the “Abated Amount”).  During the Abatement Months, Tenant will still be responsible for the payment of all other monetary obligations under this Lease, including, without limitation, Operating Expenses.  The Abated Amount shall only be granted provided Tenant is not in default under this Lease beyond any applicable notice and cure period. Tenant acknowledges that any default by Tenant under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the Term be in default after having been given notice and opportunity to cure, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the initial Term of this Lease) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Amount shall no longer be available to Tenant as a rent credit from the date of such default. Tenant acknowledges and agrees that nothing in this subparagraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under this Lease beyond any applicable notice and cure period. At any time during the Term, Landlord shall have the right to buy back from Tenant any as yet unused portion of the Abated Amount (i.e., any abated Monthly Base Rent for any future Abatement Month) by paying to Tenant the amount of the Abated Amount for such future Abatement Month(s), in which case, notwithstanding the terms of this paragraph above, Tenant shall pay Monthly Base Rent and all other charges due for the Abatement Months in question for which Landlord has paid Tenant.

1.9            Security Deposit:  None, subject to Article 6 below.

1.10 Permitted Use:  General office and administrative uses, subject to the provisions set forth in this Lease.

1.11 Parking:  4.6 unreserved parking spaces per 1,000 rentable square feet of space leased (i.e., 170 unreserved parking spaces, based upon the Premises containing 37,172 rentable square feet) at no additional charge to Tenant, subject to the terms of Article 11 of this Lease.  Subject to prior written consent from Landlord and subject to Tenant obtaining all permits and approvals required by Law, Tenant, at Tenant's sole cost and expense (subject to application of any unused portion of the Tenant Improvement Allowance), shall be permitted to construct and maintain no more than ten (10) reserved covered parking stalls and up to an additional ten (10) uncovered reserved parking spaces immediately adjacent to their Building, all such reserved parking spaces to be situated within locations mutually acceptable to Landlord and Tenant; provided, however, such reserved parking spaces shall be counted against Tenant's total parking allotment and Tenant shall not exceed its total allotment of parking spaces (i.e., 4.6 parking spaces per 1,000 rentable square feet of space leased), unreserved and reserved.

1.12 Brokers:  NAI Capital, Inc. representing Landlord, and Cresa Partners representing Tenant.

1.13 Interest Rate:  The lesser of: (a) Ten percent (10%) or (b) the maximum rate permitted by law in the State where the Property is located.

1.14 Insurance Amounts:

a. Commercial General Liability Insurance: General liability of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate.

b. Commercial Automobile Liability Insurance: Limit of liability of not less than One Million Dollars ($1,000,000.00) per accident.

c. Worker’s Compensation and Employers Liability Insurance: With limits as mandated pursuant to the laws in the State in which the Property is located, or One Million Dollars ($1,000,000.00) per person and accident, whichever is greater.

d. Umbrella Insurance:  Limits of not less than Three Million Dollars ($3,000,000.00) per occurrence.

e. Loss of Income, Extra Expense and Business Interruption Insurance: In such amounts as will reimburse Tenant for 12 months of direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

f. If Tenant’s business includes professional services, Professional Liability (also known as errors and omissions insurance): Not less than the minimum limits required by law for Tenant~~’~~s profession, and in any event, not less than One Million Dollars ($1,000,000.00) per occurrence.

1.15 Tenant Improvements:  The tenant improvements previously installed in the Premises, if any, and the tenant improvements to be installed in the Premises by Tenant as described in the Work Letter attached hereto as Exhibit C (the “Work Letter”).  Tenant Improvement Allowance:  Up to $30.00 per rentable square foot of the Premises (i.e., up to $1,115,160.00 based upon the Premises containing 37,172 rentable square feet), to be applied as provided in the Work Letter; provided, however, notwithstanding anything in the Work Letter to the contrary, and except as otherwise permitted in Section 1.11, the Tenant Improvement Allowance shall be used exclusively for actual Tenant Improvement construction costs (i.e., hard and soft costs).  Notwithstanding the foregoing, if the actual cost of construction exceeds the Tenant Improvement Allowance (such amounts exceeding the Tenant Improvement Allowance being herein referred to as the “Excess Costs”), Tenant shall have the right to amortize and pay as Additional Rent up to $5.00 per rentable square foot of any Excess Costs above the Allowance (i.e., up to $185,860.00 based upon the Premises containing 37,172 rentable square feet) (the “Amortized Costs”).  The Amortized Costs shall be amortized over the first sixty (60) months of the initial Term with interest at nine percent (9%) per annum and shall be due and payable as additional rent in equal monthly installments concurrently with Tenant’ monthly payments of Monthly Base Rent under this Lease.  Tenant shall notify Landlord of its election to amortize any Excess Costs within five (5) business days after Landlord notifies Tenant of the final pricing for Tenant Improvements.  Notwithstanding anything herein to the contrary, Tenant shall be permitted to use any of said Amortized Costs towards the payment of cabling, telecommunications and audio-visual equipment and furniture.  All Excess Costs which Tenant does not elect to amortize pursuant to this Section and/or any Excess Costs above the amount of the Amortized Costs, shall be due and payable by Tenant to Landlord upon demand.

1.16 Landlord’s Contribution to Operating Expenses:  Operating Expenses incurred by Landlord during calendar year 2012 (the “Base Year”).

1.17 Tenant’s Percentage:  100% of the Building; 53.45% of the Property.  Tenant’s Percentage of Operating Expenses with respect to the Property shall include, as applicable, all such items which are common to the entire Property.

1.18 Operating Expenses

a. Definition of Operating Expenses.  As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses incurred by Landlord in connection with the operation, maintenance and repair of the Building and the Property, the Site and Common Areas as determined by standard accounting practices and calculated assuming the Property is at least ninety-five percent (95%) occupied.  Operating Expenses include the following costs by way of illustration but not limitation: (i) any and all assessments imposed with respect to the Property, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Property; (ii) costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Property, the Site, Building or the Premises or the parking facilities serving the Property, the Site, Building or the Premises; (iii) all costs of utilities serving the Common Areas and any utilities which are not separately metered, (iv) waste disposal and janitorial services for Common Areas; (v) security; (vi) costs incurred in the management of the Property, the Site, Building and Common Areas, including, without limitation: (1) supplies, materials, equipment and tools, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees used in the operation and maintenance of the Property, the Site, Building and Common Areas, (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Property, (4) accounting fees, legal fees and real estate consultant’s fees, and (5) a commercially reasonable management/administrative fee; (vii) repair and maintenance of portions of the Building other than such portions as are maintained by Tenant, including the restrooms, structural and non-structural portions of the Building, and the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord, subject to the terms of Section 1.19 below and Section 8.2 of the Standard Provisions; (viii) maintenance, costs and upkeep of all parking and Common Areas; (ix) amortization on a straight-line basis over the useful life together with interest not to exceed the lesser of (x) the Interest Rate (as defined in Section 1.13 of the Lease Summary) and (y) the interest rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) reasonably intended to produce a reduction in operating charges or energy consumption (to the extent of the reduction in operating charges actually achieved); or (2) required after the date of this Lease under any Law that was not applicable to the Building at the time it was originally constructed; or (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Property, the Building, the Common Areas and/or the Site at the same quality levels as prior to the repair or replacement; (x) costs and expenses of gardening and landscaping; (xi) maintenance of signs (other than signs of tenants of the Site); (xii) personal property taxes levied on or attributable to personal property used in connection with the Property, the Building, the Common Areas and/or the Site; (xiii) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate reserves; (xiv) Common Utilities Costs (defined below); (xv) Taxes (defined below); and (xvi) Insurance Costs (defined below).

For purposes of determining the Operating Expenses for the Base Year, Operating Expenses shall not include one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or supplies or amortized costs relating to capital improvements.  Operating Expenses shall not include the Building Utilities Costs (defined below), which shall be paid by Tenant directly as provided in this Lease.  Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

b. Taxes.  Taxes are defined in Section 7.3 of the Standard Lease Provisions.  Notwithstanding anything herein to the contrary, if after the Commencement Date Taxes are reduced, then for purposes of all subsequent calendar years including the calendar year in which the reduction occurs, the Base Costs of Taxes shall be proportionately reduced.  Such reduction in the Base Costs of Taxes shall not be limited to the initial reduction, if any, but may, at Landlord’s election, be subject to reduction annually upon each subsequent reduction in Taxes.  When calculating Taxes for purposes of establishing the Taxes for the Base Year, Taxes shall not include Taxes attributable to one-time special assessments, charges, costs, or fees arising from modifications or changes in any applicable laws, including, but not limited to, the institution of a split tax roll during the Base Year.  In addition, see Section 1.21 below.

c. Definition of Insurance Costs.  Insurance Costs are defined in Section 7.4 of the Standard Lease Provisions.

d. Definition of Common Utilities Costs.  Common Utilities Costs are defined in Section 1.19 of the Summary below.

e. Excess Expenses.  In addition to the Monthly Base Rent required to be paid by Tenant pursuant to Section 1.8 above, during each month during the Term (after the Base Year), Tenant shall pay to Landlord the amount by which Tenant’s Percentage of Operating Expenses for such calendar year exceeds the Operating Expenses for the Base Year (such amounts shall be referred to in this Section 1.18 as the “Excess Expenses”), in the manner and at the times set forth in the following provisions of this Section 1.18.  No reduction in Operating Expenses after the Base Year will reduce the Monthly Base Rent payable by Tenant hereunder or entitle Tenant to receive a credit against future installments of Operating Expenses or other Additional Rent due hereunder.  Notwithstanding anything to the contrary in this Lease, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Property based upon differing levels of use, demand, risk or other distinctions among such tenants, buildings or premises (the “Cost Pools”).  In the event of such allocations into Cost Pools, Tenant’s Percentage shall be appropriately adjusted to reflect such allocation.  In addition, if Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Operating Expenses) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Operating Expenses shall be considered to be increased by an amount equal to the additional Operating Expenses that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant.

f. Estimate Statement.  By the fifteenth day of November of each calendar year, commencing on November 15, 2011, Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) estimating the Operating Expenses for the next calendar year and the estimated amount of Excess Expenses payable by Tenant.  If at any time during the Term, but not more often than quarterly, Landlord reasonably determines that the estimated amount of Excess Expenses payable by Tenant for the current calendar year will be greater or less than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, within thirty (30) days after receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired.  Thereafter Tenant agrees to pay Excess Expenses based on such revised Estimate Statement until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year.  The Excess Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly payment of Rent next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Excess Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year).  Subsequent installments shall be paid concurrently with the regular monthly payments of Rent for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

g. Actual Statement.  By the first day of April of each subsequent calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) which states the Tenant’s Percentage of actual Operating Expenses and Excess Expenses payable by Tenant for the immediately preceding calendar year.  If the Actual Statement reveals that Excess Expenses were under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 1.18 g. above, then within thirty (30) days after Landlord’s delivery of the Actual Statement to Tenant, Tenant shall pay to Landlord the amount of any such under-payment.  Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease.  If the Actual Statement reveals that the Excess Expenses were over-stated in any Estimate Statement (or revised Estimate Statement), Landlord will credit any overpayment toward the next monthly installment(s) of Rent due from Tenant.  Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses for the then current calendar year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any excess of such actual Operating Expenses over the estimated Operating Expenses paid by Tenant in such calendar year.

h. No Release.  Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 1.18 shall not constitute a waiver of its right to receive Tenant~~’~~s payment of Excess Expenses, nor shall it relieve Tenant of its obligations to pay Excess Expenses pursuant to this Section 1.18, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until thirty (30) days after receipt of such statement.

i. Exclusions from Operating Expenses.  Notwithstanding anything to the contrary contained elsewhere in this Section 1.18, the following items shall be excluded from Operating Expenses: (a) any charge for depreciation of the Building or equipment and (except as expressly enumerated in Section 1.18.a. above) ) principal or interest payments, fees, points, charges, interest and other financing charges; (b) all costs for which Tenant is being charged other than pursuant to this Section 1.18; (c) the cost of correcting defects in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purposes of this category; (d) any expense for which Landlord (A) has the right to be compensated through the proceeds of insurance or for which Landlord would have been compensated by insurance proceeds had it carried the coverage required in the Lease with deductibles not exceeding an aggregate of $20,000.00, or (B) is otherwise compensated or reimbursed or has the right to be compensated or reimbursed by any tenant of the Building or by condemnation proceeds or pursuant to any contractor, manufacturer or supplier warranty; (e) any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid for such item in the absence of such relationship; (f) ground rent or similar payments to any ground lessor; (g) legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the negligence or willful misconduct of Landlord; (h) the cost of capital improvements, except as set forth in Section 1.8.a. above; (i) omitted; (j) the cost of repairs or other work due to fire, windstorm or other casualty; (k) all costs incurred by Landlord to the extent that Tenant pays directly to a third party for such item or service or separately reimburses Landlord therefor; (l) all costs in connection with leasing space in the Property, including without limitation, brokerage commissions, legal fees and disbursements, advertising and promotional expenditures, lease concessions, rental abatements and construction allowances granted to specific tenants, and costs incurred in connection with the installation of tenant improvements made for tenants or other occupants of the Property or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Property (excluding, however, such costs relating to any Common Areas or parking facilities); (m) costs incurred in connection with the financing or refinancing of the Property and costs incurred in connection with the selling or change of ownership of the Property, including without limitation, brokerage commissions, consultants’, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; (n) fines, interest and penalties incurred due to the late payment by Landlord of any component of Operating Expenses (including, without limitation, Taxes) or due to Landlord’s failure to timely file any governmentally required income tax or informational returns; (o) organizational expenses associated with the creation and operation of the entity which constitutes Landlord and all costs incurred in connection with any office operations of Landlord or which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Property, including legal entity accounting (including the incremental accounting fees relating to the operation of the Property to the extent incurred separately in reporting operating results to the Property’s owners or lenders); (p) any penalties or damages that Landlord pays to Tenant under the Lease or to other tenants on the Property under their respective leases; (q) reserves of any kind, including, but not limited to, replacement reserves, and reserves for bad debts or lost rent; (r) omitted; (s) general or administrative overhead not directly associated with the operation or management of the Building or Property; (t) costs of Landlord’s charitable, civic or political contributions and costs of gifts; (u) costs of items or services for which Tenant or any other tenant on the Property reimburses Landlord (other than through the payment of Operating Expenses), or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement, or which are provided to any other tenant(s) of the Property in excess of the work and services provided to Tenant under the Lease without extra cost (other than for Common Areas); (v) the cost of any separate electrical meter or any electrical survey provided by Landlord to any other tenant of the Property; (w) all costs, including without limitation, legal fees and disbursements incurred by Landlord to resolve disputes, or to enforce or negotiate the terms of leases between Landlord and existing or prospective tenants of the Property, or in connection with any financing, sale or syndication of the Property; (x) costs and expenses resulting from the termination or underfunding of any plan under ERISA or any other law or regulation governing employee pension plans or similar employee benefits; (y) Landlord’s travel and entertainment expenses; (z) all costs and expenses incurred for the repair, maintenance or operation of any pay-parking garage, including but not limited to salaries and benefits of any attendants, electricity, insurance and Taxes; (aa) all costs of correcting any penalties or fines incurred by Landlord due to Landlord’s violation of any applicable law and any interest or penalties due for late payment by Landlord of any Operating Expenses; (bb) any costs or expenses incurred in connection with the replacement of any item covered under warranty;(cc) all cost of signs in or on the Building or Property identifying the owner of the Building or other tenant signs; (dd) any property management fee for the Property in excess of the lesser of (A) the current management contract obligation, or (B) 4% of the gross rents of the Property (exclusive of the management fee, electricity, capital expenditures, tenant reimbursements and ancillary income from other tenants (e.g., income from antennae, or satellite dishes, paid parking, security deposits and interest thereon, etc.)) applicable to the Property for the pertinent calendar year, provided that the management fee will in no case increase by more than 3% per year; (ee) all costs of providing any services customarily provided by a managing agent, the costs of which are customarily included in management fees, including without limitation, bookkeeping, accounting, information technology, travel for corporate related meetings and training; (ii)  all asset management fees; (ff) compensation and benefits of (A) employees above the grade of Property superintendent or Property manager, and (B) that portion of employee expenses for employees whose time is not spent directly and solely in the operation of the Property, and any fees charged by Landlord for supervision of its own employees; (gg) all costs and expenses of Landlord’s general corporate overhead and administrative expenses (except to the extent solely for the Building), including, without limitation, employee training programs, tenant relationship expenses, recruiting/placement fees, costs of any business licenses (regardless if such costs are considered a form of Taxes), health/sports club dues, employee parking and transportation charges and Landlord’s membership and business organization fees; (hh) any expenses incurred by Landlord in order to comply with existing applicable laws, including without limitation ADA (as amended) (as defined in Section 4.3 below), the Federal Occupational Safety and Health Act of 1970 (as amended) and any Environmental Laws, including without limitation, those relating to asbestos or PCB’s (as these terms are defined in Article 10 below); ; (ii) the costs of any HVAC modifications and replacement obligations necessary to comply with any Clean Air Act requirements, including the American Society of Heating, Refrigerating and Air-Conditioning Engineers standards, for the following maintenance:  fresh air, chlorofluorocarbons and hydro chlorofluorocarbons; (jj) all costs associated with the removal of substances considered to be detrimental to the environment or the health of occupants of the Building; (kk) any charges for Landlord’s income tax, excess profit tax, franchise tax, or like tax on Landlord’s business and any tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due; (ll) all costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease; (mm) all costs incurred in connection with operation or maintenance of Landlord’s information systems; (nn) rentals for items (except when necessary in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded above; (oo) any interest or penalties incurred as a result of Landlord’s failure to timely make tax payments or to file any tax information or returns when due (including any additional interest or penalty resulting from the failure to pay Taxes in time to receive the greatest discount for early payment)and (pp) any other costs and expenses which, in accordance with generally accepted accounting principles, would not normally be treated as Operating Expenses by landlords of comparable buildings located in Calabasas, California.  Furthermore, capital repairs and replacements shall not be included in any single year for Operating Expenses (however, capital repairs and replacements may be amortized over the useful life of the specific improvement and the annual amortized costs of such items may be included in Operating Expenses).

j. Review. Within sixty (60) days after receiving Landlord’s Actual Statement, Tenant may, upon advance written notice to Landlord and during reasonable business hours, cause a review of Landlord’s books and records with respect to the preceding calendar year only to determine the accuracy of Landlord’s Actual Statement.  Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review.  If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records.  If Tenant retains an agent, at Tenant’s sole cost and expense, to review Landlord’s records, the agent shall be an independent and licensed certified public accountant which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to a confidentiality agreement.  Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the Actual Statement for that year.  If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice.  If Tenant fails to provide Landlord with a timely Objection Notice, Landlord’s Actual Statement shall be deemed final and binding, and Tenant shall have no further right to review or object to such statement.  If Landlord and Tenant determine that Operating Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant.  Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after such determination.  The records obtained by Tenant shall be treated as confidential.  In no event shall Tenant be permitted to review Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all Rent when due.

1.19 Utilities and Services.

a. Utilities and Services.  As used in this Lease, “Common Utilities Costs” shall mean all actual charges for utilities for the Common Areas of the Property of any kind, including but not limited to water, sewer and electricity, as well as related fees, assessments and surcharges.  As used in this Lease, “Building Utilities Costs” shall mean all actual charges for utilities for the Building of any kind, including but not limited to water, sewer and electricity, telecommunications and cable service, and the costs of heating, ventilating and air conditioning and other utilities as well as related fees, assessments and surcharges.  Tenant shall contract directly for all utilities services for the Building and shall pay all Building Utilities Costs directly to the various utility service providers providing such utility services to the Building.  Should Landlord elect to supply any or all of such Building utilities, Tenant agrees to purchase and pay for the same as Additional Rent.  Tenant shall reimburse Landlord within ten (10) days after billing for fixture charges and/or water tariffs, if applicable, which are charged to Landlord by local utility companies.  Landlord will notify Tenant of this charge as soon as it becomes known.  This charge will increase or decrease with current charges being levied against Landlord, the Premises or the Building by the local utility company, and will be due as Additional Rent.  In no event shall Landlord be liable for any interruption or failure in the supply of any utility or other services to Tenant.  In no event shall any Rent owed Landlord under this Lease be abated by reason of the failure to furnish, delay in furnishing, unavailability or diminution in quality or quantity of any such utility or other services or interference with Tenant’s business operations as a result of any such occurrence; nor shall any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord.

b. HVAC Maintenance and Janitorial Service.  Tenant shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor to service and maintain in a continuous state of good operating condition, all hot water, heating, ventilation and air conditioning systems and equipment (“HVAC”) within the Premises, or which serve the Premises exclusively, including, without limitation, any rooftop package HVAC units, distribution lines and internal venting systems.  In addition, all daily cleaning and janitorial services, including regular removal of trash and debris, for the Premises shall be performed and obtained, at Tenant's sole cost and expense, exclusively by or through Tenant or Tenant’s janitorial contractors.  The HVAC maintenance contractor and janitorial contractor and the contracts for such services shall be subject to Landlord's prior review and must be approved in writing by Landlord in advance and shall include regular removal of trash and debris.  All maintenance/service contracts shall include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy thereof shall be delivered to Landlord) within thirty (30) days following the date Tenant takes possession of the Premises.  Within thirty (30) days following execution of this Lease by the parties, Landlord shall provide a written report from an HVAC contractor selected by Landlord documenting the current condition of the HVAC systems and equipment at the Premises.  From the Commencement Date through to the expiration of the Base Year, Landlord shall reimburse Tenant monthly within thirty (30) days of receipt of written invoice and back up documentation for the actual and reasonable costs incurred by Tenant for monthly HVAC maintenance (including routine service repairs).  After the expiration of the Base Year (i.e., commencing January 1, 2012) Landlord shall reimburse Tenant monthly within thirty (30) days of receipt of written invoice and back up documentation for the actual and reasonable costs incurred by Tenant for Tenant's monthly HVAC maintenance  (including routine service repairs), not to exceed the average monthly cost incurred by Tenant for HVAC maintenance (including routine repairs) for the Base Year and such reimbursed costs shall be included in Operating Expenses commencing January 1, 2012 for purposes of establishing the Base Year Operating Expenses for the Property.  Commencing January 1, 2013 any increase to the costs incurred by Tenant for HVAC maintenance (including routine repairs) above the Base Year costs of such items shall be included in the Excess Expenses payable by Tenant pursuant to this Lease.

c. Excessive HVAC Use.  If Landlord reasonably determines that Tenant is utilizing HVAC at any time other than during the Business Hours for the Building (set forth below), Landlord shall have the right and option to install submeters to measure the operation of the HVAC system for such "after-hours" usage, in which case, Tenant shall pay to Landlord, as Additional Rent (and not as part of the Operating Expenses) the commercially reasonable cost of installation of such submeters and such after-hours HVAC usage, as fairly determined by Landlord (based on comparable costs of after-hours HVAC usage for comparable buildings in the vicinity of the Property).  For purposes of HVAC usage, the Business Hours of the Building shall be deemed to be 8:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays) and 8:00 a.m. to 1:00 p.m. on Saturdays (except Building Holidays).  Building Holidays shall be deemed to be:  New Year's Day, Labor Day, Presidents' Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as may be adopted by other comparable landlords of comparable buildings in the vicinity of the Property during the Lease Term.

d. Tenant’s General Obligations.  Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s and/or the Property’s services and systems.  Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s and/or the Property’s water, waste or other supply lines or systems for any purpose without Landlord’s consent.  Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Property without Landlord’s consent.

1.20 Additional Repairs.

a. Landlord’s Additional Repair Obligations.  In addition to Landlord’s repair obligations in Section 8.1 of the Standard Provisions, Landlord, at Landlord’s cost (subject to inclusion in Operating Expenses to the extent provided in Section 1.18) shall repair, maintain and replace, as necessary, the exterior elements of the Property and the Building including, without limitation, the exterior walls, windows and doors of the Building, the roof of the Building, the parking and driveways and drive aisles, sidewalks, landscaping and irrigation systems of the Property.  In addition, to the extent that any component of the Building's HVAC system or equipment requires any major capital repair or replacement which is not covered within Tenant's HVAC maintenance contract, Landlord shall perform such necessary major capital repair or replacement of such HVAC component and the cost thereof shall be amortized over the useful life of such component and only the amortized cost of such component shall be included in Operating Expenses to be reimbursed by Tenant to Landlord as part of Excess Expenses, if any, as provided in Section 1.18 above.

b. Self-Help.  Notwithstanding anything to the contrary in Section 1.20.a., if Landlord fails to perform any obligation under this Lease with respect to the Premises which it is obligated to perform under this Section 1.20.a. within a reasonable period of time not to exceed thirty (30) days following receipt of written notice from Tenant as set forth above, Tenant shall be permitted to perform such obligations in the Premises on Landlord’s behalf, provided Tenant first delivers to Landlord an additional three (3) business days prior written notice indicating that Tenant will be performing such obligations and provided Landlord fails to commence to perform its obligation(s) within such additional three (3) business day period or thereafter fails to diligently complete performance of such obligations having commenced performance within such three (3) business day period.  If the obligations to be performed by Tenant will affect the Building’s life safety, electrical, plumbing, or sprinkler systems, Tenant shall use only those contractors used by Landlord in the Building for work on such systems.  All other contractors shall be subject to Landlord’s reasonable approval and Landlord agrees to approve or reject anycontractor proposed to be used by Tenant within forty-eight (48) hours of receipt of Tenant’s second notice, provided that if a proposed contractor is duly licensed and bonded and all requisite permits have been obtained for the desired work, Landlord agrees not to withhold its approval of the proposed contractor.  Any work performed by or on behalf of Tenant shall be performed in accordance with the provisions of this Lease governing Alterations.  Landlord agrees to reimburse Tenant within thirty (30) days following receipt from Tenant of a written statement of all reasonable and actual costs incurred by Tenant in performing such obligations on behalf of Landlord.  If Landlord has not reimbursed Tenant in accordance with the terms of the preceding sentence, Tenant shall have the right to offset the Rent due and payable by such reasonable and actual costs incurred by Tenant.  Nothing contained in this paragraph shall be interpreted to mean that Tenant shall be excused from paying Rent or any other amount due under this Lease in the event of any alleged default by Landlord.

1.21 Proposition 13 Protection.

a. Tenant’s Payment of Certain Taxes (Proposition 13 Protection).  Notwithstanding anything to the contrary contained in this Lease, if at any time during the first three (3) years of the Term (each year being a “Lease Year”), any sale, refinancing or change in ownership of the Building or Property occurs, and as a result thereof, the Building and/or the Property is reassessed (each, a “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms of this Section 1.21 shall apply to any such Reassessment of the Building.

b. The Tax Increase.  For purposes of this Section 1.21, the term “Tax Increase” shall mean that portion of the Taxes, as calculated immediately following any such Reassessment, which is attributable solely to any such Reassessment.  Accordingly, the term Tax Increase shall not include any portion of annual Taxes and any increases thereto, as calculated immediately following the Reassessment, which are attributable to (i) the initial assessment of the value of the Building, (ii) assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum, or (iv) Taxes calculated prior to the Reassessment without including any Proposition 8 reduction.

c. Protection.  During the first three (3) Lease Years, Tenant shall not be obligated to pay any portion of any Tax Increase attributable to a reassessment which occurs during the first three (3) Lease Years.

1.22 Relocation Allowance.  So long as Tenant is not in default under the Lease beyond the applicable notice and cure periods, Landlord shall provide Tenant with a moving and fixturization allowance (“Relocation Allowance”) of up to $5.00 per rentable square foot of the Premises (i.e., up to $185,860.00 based upon the Premises containing 37,172 usable square feet), against Tenant~~’~~s actual out-of-pocket moving and relocation costs, including telephone and data cabling costs, physical move expenses, furniture and equipment installation and move coordination costs (collectively “Moving Costs”); provided, however, that Tenant submits to Landlord copies of contracts, receipts, invoices and other back-up documentation reasonably requested by Landlord evidencing such Moving Costs (collectively, the “Cost Documentation”).  Tenant shall submit to Landlord within sixty (60) days following the Commencement Date, an invoice for the Moving Costs accompanied by the Cost Documentation

1.23 Signage.  Subject to (i) Landlord’s prior reasonable approval, (ii) the sign criteria for the Property, if any, (iii) all covenants, conditions, and restrictions affecting the Property, and (iv) all applicable laws, rules, regulations, and local ordinances, and (v) Landlord obtaining all necessary permits and approvals from the City of Calabasas, and provided such approvals by the City of Calabasas for Tenant's requested signage do not reduce the presently available signage for the 26775 Building, Tenant shall have the exclusive right, at Tenant’s sole cost and expense, to have the name “On Assignment”: (1) placed in up to two locations on building sign panels at the top level of the Building (“Building Sign”), but not affixed to the Building glass, at locations and in a manner mutually agreed upon by Landlord and Tenant and approved by the City, and (2) placed on one sign panel on either the existing monument sign at the south side of the driveway facing Lost Hills Road or, if allowed by the City of Calabasas, on a new monument sign (of similar size and configuration to the existing monument) to be constructed by Landlord, at Landlord's cost, in the Common Areas (north or south of the existing monument sign ) facing Lost Hills Road or elsewhere along the Property bordering Malibu Hills Road (each a “Monument Sign”).  The location, size and configuration of any new Monument Sign or any enlargement of the existing Monument Sign will be mutually agreed to by Landlord and Tenant and shall conform to all applicable laws, rules, regulations, and local ordinances and permits and approvals by the City.  If a new Monument Sign is allowed by the City and is permitted to be of a size larger than the existing Monument Sign or if the City allows the existing Monument Sign to be enlarged in either case such that either approved Monument Sign will reasonably accommodate two tenant sign panels, then Tenant will share such Monument Sign equally with a tenant from the 26775 Building as selected by Landlord, and Tenant will be entitled to the top sign location on any such shared Monument Sign.  If the Monument Sign will only accommodate one tenant sign panel, then Tenant shall have the exclusive right to place its sign panel on the existing or new Monument Sign as approved by the City.  Tenant shall be solely responsible for payment of all costs and expenses arising from Tenant's Building Sign, all costs to process permits for any new Monument Sign if allowed by the City, and all costs for Tenant’s sign panel on either Monument Sign, including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair and removal costs.  Landlord shall maintain and repair all of Tenant’s signs at Tenant’s expense.  Upon the expiration or earlier termination of this Lease, Landlord shall, at Tenant’s sole cost and expense (except as otherwise set forth hereinabove), (i) cause all of Tenant’s signs to be removed from the exterior and interior of the Building, the Monument Sign(s) and the Common Areas, if any, (ii) repair any damage caused by the removal of Tenant’s signs, and (iii) restore the underlying surfaces to the condition existing prior to the installation of all such Tenant’s signs.  The sign rights granted herein are personal to the original Tenant executing this Lease and any Permitted Transferee (in accordance with the provisions of Section 20.6 below) and may not be assigned, voluntarily or  involuntarily, to any person or entity.  The rights granted to the original Tenant and any Permitted Transferee hereunder are not assignable separate and apart from the Lease, nor may any right granted herein be separated from the Lease in any manner, either by reservation or otherwise.

1.24 Communications Equipment.

a.  Tenant shall have the right, at Tenant’s sole cost and expense to install telecommunications equipment on the roof of the Building or upon the ground area immediately adjacent to the Building as required for Tenant’s business in the area(s) mutually acceptable to Landlord and Tenant (collectively, the “Antennae Equipment”) under the following conditions:  (i) all plans and specifications for any and all such Antennae Equipment, including but not limited to, weight, configuration, location, means of installation, cabling and screening of the Antennae Equipment are subject to the prior reasonable approval of Landlord, which approval shall not be unreasonably withheld or delayed; (ii) Tenant shall provide evidence to Landlord that Tenant has obtained all governmental approvals and permits required for the installation and operation of the Antennae Equipment; (iii) Tenant shall provide evidence to Landlord of insurance coverage for the installation, location, repair, removal, and operation of the Antennae Equipment, with Landlord as an additional insured, all in form and substance reasonably approved by Landlord and such insurance shall be maintained during the Term of this Lease; (iv) Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all loss, liability, cost and expense incurred by Landlord as a result of the installation, location, repair, removal, and/or operation of the Antennae Equipment on the Building, except to the extent caused by Landlord’s gross negligence or willful misconduct; (v) Tenant shall be responsible for the installation, engineering, maintenance, repair and removal of the Antennae Equipment and appurtenant equipment in accordance with all applicable laws; (vi) any roof penetrations shall be made subject to the prior reasonable approval of Landlord, which approval shall not be unreasonably withheld or delayed; (vii) Tenant shall be responsible for any impairment of Landlord's warranty as a result of installation of any such Antennae Equipment; (viii) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of the Antennae Equipment and appurtenant equipment; (x) the operation of the Antennae Equipment shall be for Tenant's internal use only; and (xi) Tenant shall provide reasonable screening of the Antennae Equipment at Tenant's sole cost and expense as may be reasonably required by Landlord.  Landlord shall grant Tenant access to the roof for such installation, maintenance, repair, and removal of the Antennae Equipment.  Upon the expiration of this Lease, Tenant shall promptly remove the Antennae Equipment and appurtenant equipment and repair any damage caused by such removal.  There shall be no additional charge to Tenant during the Term or any Option Term for said use of the roof top space or the ground area pursuant to this Section 1.24.a.

b. During the Term of this Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to use the existing telecommunications facilities and conduit or install new conduit, install cables, equipment and other related telecommunications facilities for Tenant’s telecommunications network into the Building; provided, however, Landlord makes no representation or warranty with respect to any such existing telecommunications facilities and/or equipment and/or that the “fiber optic” high speed is available to the Building.

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STANDARD LEASE PROVISIONS

ARTICLE 2 -                                LEASE

2.1            Lease Elements; Definitions; Exhibits.  The Lease is comprised of the Lease Summary and Property Specific Provisions (the “Summary”), these Standard Lease Provisions (“Standard Provisions”) and all exhibits, and riders attached hereto (collectively, “Exhibits”), all of which are incorporated together as part of one and the same instrument.  All references in any such documents and instruments to “Lease” shall mean the Summary, these Standard Provisions and all Exhibits attached hereto.  All terms used in this Lease shall have the meanings ascribed to such terms in the Summary, these Standard Provisions and any Exhibits.  To the extent of any inconsistency between the terms and conditions of the Summary, these Standard Provisions, or any Exhibits attached hereto, the Summary and any Exhibits attached hereto shall control over these Standard Provisions.

ARTICLE 3 -                                PREMISES

3.1            Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, upon and subject to, the terms, covenants and conditions of this Lease.  Each party covenants and agrees, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

3.2            Landlord’s Reserved Right.  Landlord reserves the right from time to time to do any of the following: (a) expand the Building and construct or alter other buildings or improvements on the Property as long as Tenant’s parking ratio is not substantially and adversely impacted; (b) make any changes, additions, improvements, maintenance, repairs or replacements in or to the Property and/or the Building (including the Premises if required to do so by any applicable laws or to the extent necessary in conjunction with any improvements to the Property and/or the Building, provided that Tenant's use of the Premises is not materially and adversely affected), and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements, parking spaces and parking areas as long as Tenant~~’~~s parking ratio is not substantially and adversely impacted; (c) close temporarily any of the Property while engaged in making repairs, improvements or alterations to the Property; and (d) perform such other acts and make such other changes with respect to the Property, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.  If Landlord is required to make changes, additions, improvements, maintenance, repairs or replacements to the Premises in accordance with the foregoing sentence, or reconfigure the Premises as a result of any changes to the Property and/or the Building as a result of Landlord~~’~~s exercise of its rights under this Section 3.2, Landlord shall provide Tenant with reasonable advance written notice of the construction schedule to the extent that the Premises are affected, and Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant~~’~~s business as a result of any such construction.  Notwithstanding the foregoing, Landlord, to the extent any such changes made by Landlord to the Premises under this Section 3.2 have caused any damage to the Premises or a change in the condition thereof which is attributable to Landlord’s (or Landlord’s contractors, any subcontractors, consultants, agents or employees) actions thereunder, Landlord, at its sole cost and expense, shall restore the Premises in substantially the same condition as existed prior to its exercise of any of its rights under this Section 3.2.  All measurements of rentable area in this Lease shall be deemed to be correct.

ARTICLE 4 -                                TERM AND POSSESSION

4.1            Term; Notice of Lease Dates.  The Term shall be for the period designated in the Summary commencing on the Commencement Date and ending on the Expiration Date, unless the Term is sooner terminated or extended as provided in this Lease.  If the Commencement Date falls on any day other than the first day of a calendar month then the Term will be measured from the first day of the month following the month in which the Commencement Date occurs.  Within five (5) days after Landlord’s written request, Tenant shall execute a written confirmation of the Commencement Date and Expiration Date of the Term in the form of the Notice of Lease Term Dates.  The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant reasonably objects thereto in writing within such five (5) day period.

4.2            Possession.  Landlord shall deliver possession of the Premises to Tenant as provided in the Work Letter.  Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following:  (i) a copy of this Lease fully executed by Tenant; (ii) any Security Deposit, Guaranty and/or Letter of Credit required hereunder and the first installment of Monthly Base Rent due under this Lease; and (iii) copies of Tenant’s insurance certificates as required hereunder.

4.3            Condition of Premises.  Landlord shall deliver the Premises to Tenant in broom-clean condition and free of debris, with the existing plumbing, lighting, and HVAC systems (collectively, the “Operating Systems”) in good operating condition.  If a non-compliance with such warranty exists as of the Commencement Date, or if one of such Operating Systems or elements should malfunction or fail within the warranty period below, as Tenant’s sole remedy for Landlord’s breach of this warranty, Landlord shall, as Landlord’s sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, repair same at Landlord’s expense; provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the acts or omissions of Tenant and/or any of Tenant’s Parties.  The warranty period shall be six (6) months after delivery of the Commencement Date.  If Tenant does not give Landlord the required notice within said warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Tenant at Tenant’s sole cost and expense.  Tenant acknowledges that, except as otherwise expressly set forth in this Lease and the Work Letter, (i) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or the Property or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business, and Tenant shall accept the Premises in its then as-is condition on delivery by Landlord, and (ii) the acceptance of possession of the Premises by Tenant shall establish that the Premises, the Building and the Property were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to the Work Letter completed and without any obligation on Landlord’s part to make any further alterations, upgrades or improvements thereto, subject only to completion of minor punch-list items identified by the parties to be corrected by Landlord, if any, as provided in the Work Letter.  Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, as of the Commencement Date, the Building (excluding and subject to completion of the Tenant Improvements and/or any other improvements and/or alterations to be installed by or on behalf of Tenant including any improvements to the Building required as a result of such Tenant Improvements by Tenant) complies with all local laws including the general requirements of the Americans With Disabilities Act of 1990, as subsequently amended (the “ADA”) existing as of the date of this Lease.

ARTICLE 5 -                                RENT

5.1            Monthly Base Rent.  Tenant agrees to pay Landlord, the Monthly Base Rent as designated in the Summary.  Monthly Base Rent and recurring monthly charges of Additional Rent (defined below) shall be paid by Tenant in advance on the first day of each and every calendar month (“Due Date”) during the Term, except that the first full month’s Monthly Base Rent and Additional Rent, if any, shall be paid upon Tenant’s execution and delivery of this Lease to Landlord.  Monthly Base Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

5.2            Additional Rent.  All amounts and charges payable by Tenant under this Lease in addition to Monthly Base Rent, if any, including, without limitation, payments for Operating Expenses, Taxes, Insurance Costs and Utilities Costs to the extent payable by Tenant under this Lease shall be considered “Additional Rent,” and the word “Rent” in this Lease shall include all such Additional Rent unless the context specifically states or clearly implies that only Monthly Base Rent is referenced.  Rent shall be paid to Landlord, without any prior notice or demand therefor and without any notice, deduction or offset, in lawful money of the United States of America.

5.3            Late Charges & Interest Rate: If Landlord does not receive Rent or any other payment due from Tenant on the Due Date, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such past due Rent or other payment.  Tenant agrees that this late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment.  Accepting any late charge shall not constitute a waiver by Landlord of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord.  If any installment of Monthly Base Rent or Additional Rent, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in the Summary from the date due until paid.  All interest, and any late charges imposed pursuant to this Section 5.3, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.  Landlord shall not assess a late charge or interest on any unpaid amount due until five (5) calendar days after the Due Date; provided, however, that after the second (2nd) such occasion in any twelve (12) month period in which Landlord does not receive Rent or any other payment due from Tenant on the Due Date, Tenant shall pay to Landlord a late charge and interest on any and all other late payments commencing as of the date due and without any further notice.

ARTICLE 6 -                                SECURITY DEPOSIT

 Tenant shall not be required to deposit a Security Deposit with Landlord concurrently with Tenant’s execution and delivery of this Lease to Landlord.  If, however, at any time during the Term, Tenant is late in the payment of Monthly Base Rent two (2) times in any twelve (12) month period and/or if Tenant defaults with respect to any of its obligations under this Lease, Landlord may require that Tenant deposit a Security Deposit in an amount equal to two (2) months of Monthly Base Rent then in effect, in which case, such Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term, and Landlord may (but shall not be required to) use, apply or retain all or any part of any Security Deposit for the payment of any Rent, Additional Rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant~~’~~s default.  If any portion of any Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.  Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days following the expiration of the Term, provided that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with this Lease has been determined and paid in full.  If Landlord sells its interest in the Building during the Term and if Landlord deposits with or credits to the purchaser the Security Deposit (or balance thereof), then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit.

ARTICLE 7 -                                OPERATING EXPENSES/UTILITIES/SERVICES

7.1            Operating Expenses.  Tenant shall pay for or contribute to the costs of operation, maintenance, repair and replacement of the Premises, Building and Property as provided in the Summary.

7.2            Utilities and Services.  Utilities and Services to the Premises and the Property shall be described in the Summary.

7.3            Taxes.  As used in this Lease, the term “Taxes” shall mean: All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, license or use fees, excises, transit charges, and other impositions of any kind (including fees “in-lieu” or in substitution of any such tax or assessment) which are now or hereafter assessed, levied, charged or imposed by any public authority upon the Premises or any portion thereof, its operations or the Rent (or any portion or component thereof, or the ownership, operation, or transfer thereof).  Taxes shall not include inheritance or estate taxes imposed upon or assessed against the interest of Landlord, gift taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business or any other taxes computed upon the basis of the net income of Landlord.  Tenant shall pay for or contribute to Taxes as part of Operating Expenses as provided in the Summary.

7.4            Insurance Costs.  As used in this Lease, “Insurance Costs” shall mean the cost of insurance obtained by Landlord pursuant to Article 15 (including self-insured amounts and deductibles, if any).  Tenant shall pay for or contribute to Insurance Costs as part of Operating Expenses as provided in the Summary.

7.5            Interruption of Utilities.  Landlord shall have no liability to Tenant for any interruption in utilities or services to be provided to the Premises when such failure is caused by all or any of the following: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control including without limitation, any electrical power “brown-out” or “black-out”; or (f) any other cause beyond Landlord’s reasonable control.  In addition, in the event of any such interruption in utilities or services, Tenant shall not be entitled to any abatement or reduction of Rent (except as expressly provided in Articles 17 and 18 if such failure is a result of any casualty damage or taking described therein), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease.  In the event of any stoppage or interruption of services or utilities which are not obtained directly by Tenant, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable.

ARTICLE 8 -                                MAINTENANCE AND REPAIR

8.1            Landlord’s Repair Obligations.  In addition to any repair obligations of Landlord set forth elsewhere in this Lease, Landlord, at Landlord’s cost, shall repair, maintain and replace as necessary, the foundation and structural elements of the Building (including structural load bearing walls and roof structure); provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent, the costs of such maintenance, repairs and replacements.  Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises.  Except as otherwise stated in the Summary, Tenant waives the right to make repairs at Landlord’s expense under any applicable laws.  All other repair and maintenance of the Premises, Building and Property to be performed by Landlord, if any, shall be as provided in the Summary.

8.2            Tenant's Repair Obligations.  Except for Landlord’s obligations specifically set forth elsewhere in this Lease including in Section 8.1 above and in the Summary, Tenant shall at all times and at Tenant’s sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the interior of the Premises and all parts thereof including, without limitation, all Tenant Improvements, Alterations, the HVAC systems of the Building (subject to Landlord's right and obligation to perform major capital repairs and replacements of such HVAC Systems as provided in Section 1.19 of the Summary) and all furniture, fixtures and equipment, including, without limitation, all computer, telephone and data cabling and equipment, Tenant’s signs (subject to Section 1.23 of the Summary), if any, door locks, closing devices, security devices, interior of windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen, restroom facilities and/or appliances of any kind located within the Premises, if any, custom lighting, and any additions and other property located within the Premises, so as to keep all of the foregoing elements of the Premises in good condition and repair, reasonable wear and tear and casualty damage excepted.  Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the negligence or willful misconduct of Landlord, its agents or employees.  Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) that are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay.  All other repair and maintenance of the Premises, Building and Property to be performed by Tenant, if any, shall be as provided in the Summary.  If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, then at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, Landlord may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as additional rent, Landlord’s costs for making such repairs plus an amount not to exceed ten percent (10%) of such costs for overhead, within ten (10) days of receipt from Landlord of a written itemized bill therefor.  Any amounts not reimbursed by Tenant within such ten (10) day period will bear interest at the Interest Rate until paid by Tenant.

ARTICLE 9 -                                USE

Tenant shall use the Premises solely for the Permitted Use specified in the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without Landlord’s prior written approval.  Tenant shall observe and comply with the Rules and Regulations, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord.  Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of any such Rules and Regulations.  Tenant shall, at its sole cost and expense, observe and comply with all laws and all requirements of any board of fire underwriters or similar body relating to the Premises now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises (whether, except as otherwise provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises and regardless of the period of time remaining in the Term).  Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or reasonably objectionable purpose.  Tenant shall not do or permit to be done anything that will obstruct or interfere with the rights of other tenants or occupants of the Building or the Property, if any, or injure or annoy them.  Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building or the Property, nor commit or suffer to be committed any waste in, on or about the Premises.

ARTICLE 10 -                                HAZARDOUS MATERIALS

As used in this Lease, the term “Environmental Law(s)” means all laws pertaining to (a) protection of health against environmental hazards; (b) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect; (c) underground storage tank regulation or removal; (d) protection or regulation of natural resources; (e) protection of wetlands or wildlife; (f) management, regulation and disposal of solid and hazardous wastes; (g) radioactive materials; (h) biologically hazardous materials; (i) indoor air quality; or (j) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Material.  Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as well as all similar state and local laws.  As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Laws including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons.  Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials, and motor vehicle fuel stored in fuel tanks of motor vehicles used on site in compliance with all Environmental Laws (some or all of which may constitute Hazardous Materials), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Property by Tenant, its agents, officers, directors, shareholders, members, partners, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Property or any portion thereof by Tenant or any of Tenant~~’~~s Parties.  To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord~~’~~s members, shareholders, partners, officers, directors, managers, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys~~'~~’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant or any of Tenant’s Parties.  The provisions of this Article 10 will survive the expiration or earlier termination of this Lease.  Tenant shall give Landlord Notice of any evidence of Mold, water leaks or water infiltration in the Premises promptly upon discovery of same.  At its expense, Tenant shall investigate, clean up and remediate any Mold in the Premises; provided, however, except to the extent that Tenant and/or any of Tenant's Parties caused and/or knowingly permitted the presence of any Mold, Tenant shall have no liability for any Mold that is (i) existing in, or caused by a condition existing in, the Premises or the Property prior to the Turnover Date (defined in Exhibit C), (ii) caused by conditions or events occurring outside of the Premises, including, without limitation, irrigation systems, water leaks in the Building systems or other tenants’ negligence, or (iii) results from Landlord’s activities in the Building or on the Property.  Investigation, clean up and remediation may be performed only after Tenant has Landlord’s written approval of a plan for such remediation.  All clean up and remediation shall be done in compliance with all applicable laws and to the reasonable satisfaction of Landlord.  As used in this Lease, “Mold” means mold, fungi, spores, microbial matter, mycotoxins and microbiological organic compounds.  To the best of Landlord’s knowledge, after due inquiry, as of the Commencement Date, there are no Hazardous Materials present in the Building or Property in violation of any Environmental Law.

ARTICLE 11 -                                PARKING

During the Term (and each Option Term, as defined in Rider No. 1 to Office Lease regarding Extension Option), Tenant shall be entitled to utilize at no additional charge to Tenant the number and type of parking spaces specified in the Summary within the parking areas for the Property as designated by Landlord from time to time.  Subject to the terms of this Article 11 and Section 1.11 of the Summary, Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Property (including whether such areas shall be surface, underground and/or other structures).  In addition, if Tenant is not the sole occupant of the Property, Landlord may, in its discretion, designate any unreserved parking spaces as reserved parking, provided Landlord will not grant reserved parking for the use of any tenants or visitors of the 26775 Building in any parking areas around the Building.  The terms and conditions for parking at the Property shall be as specified in the Summary and in the Rules and Regulations regarding parking.  Tenant shall not use more parking spaces than its total allotment of unreserved and reserved parking as provided in Section 1.11 of the Summary and shall not use any parking spaces specifically assigned by Landlord to other tenants, if any, or for such other uses such as visitor, handicapped or other special purpose parking.  Tenant’s visitors shall be entitled to access to the parking areas on the Property designated for visitor use, subject to availability of spaces and the terms of the Summary.  Notwithstanding the foregoing, Landlord shall not provide the other tenants of the 26775 Building in the aggregate with parking rights or privileges greater or more beneficial than those provided to Tenant (i.e. number of reserved spots or higher parking ratios) without giving those same privileges, benefits or terms to Tenant, or unless Landlord implements a parking system as to the 26775 Building and/or the Building which preserves Tenant's total allotment of unreserved and reserved spaces for Tenant's use in satisfaction of the terms of this Lease regarding parking to be provided to Tenant throughout the Term .

ARTICLE 12 -                                TENANT SIGNS

Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a building standard suite/unit door sign.  Subsequent changes to Tenant’s suite/unit door sign and/or any additional signs, to the extent permitted by Landlord herein, shall be made or installed by Landlord at Tenant~~’~~s sole cost and expense.  All aspects of any such suite/unit door signs shall be per Landlord~~’~~s standard specifications and materials, as revised by Landlord from time to time.  Tenant shall have no right to install or maintain any other signs, banners, advertising, notices, displays, stickers, decals or any other logo or identification of any person, product or service whatsoever, in any location on or in the Property except as (i) indicated in Section 1.23 of the Lease Summary, (ii) shall have been expressly approved by Landlord in writing prior to the installation thereof (which approval may be granted or withheld in Landlord’s sole and absolute discretion), (iii) shall not violate any signage restrictions or exclusive sign rights contained in any then existing leases with other tenants of the Property, if any, and (iv) are consistent and compatible with all applicable laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Property, if any.  Landlord shall have the right to remove any signs or signage material installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) days of written demand by Landlord.  Any additional sign rights of Tenant, if any, shall be as provided in the Summary.

ARTICLE 13 -                                ALTERATIONS

13.1 Alterations.  After installation of the initial Tenant Improvements for the Premises, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (“Alterations“) subject to and upon the following terms and conditions:

a. Tenant shall not make any Alterations which: (i) affect any area outside the Premises including the outside appearance, character or use of any portions of the Building or other portions of the Property; (ii) affect the Building’s roof, roof membrane, any structural component or any base Building equipment, services or systems, or the proper functioning thereof, or Landlord's access thereto; (iii) in the reasonable opinion of Landlord, lessen the value of the Building or the Property; (iv) will violate or require a change in any occupancy certificate applicable to the Premises; or (v) would trigger a legal requirement which would require Landlord to make any alteration or improvement to the Premises, Building or other aspect of the Property.

b. Tenant shall not make any Alterations not prohibited by Section 13.1(a), unless Tenant first obtains Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, provided Landlord’s prior approval shall not be required for any Alteration that is not prohibited by Section 13.1(a) above and is of a cosmetic nature that satisfies all of the following conditions (hereinafter a “Pre-Approved Alteration”):  (i) the costs of such Alteration do not exceed $50,000.00; (ii) to the extent reasonably required by Landlord or by law due to the nature of the work being performed, Tenant delivers to Landlord final plans, specifications, working drawings, permits and approvals for such Alterations at least ten (10) days prior to commencement of the work thereof; and (iii) Tenant and such Alterations otherwise satisfy all other conditions set forth in this Section 13.1.  Tenant shall provide Landlord with ten (10) days' prior written notice before commencing any Alterations.  In addition, before proceeding with any Alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense:  (A) all necessary governmental permits and approvals for the commencement and completion of such Alterations, and (B) if the cost of such Alterations exceeds $50,000.00, a completion and lien indemnity bond, or other surety satisfactory to Landlord for such Alterations.  Landlord’s approval of any plans, contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability with respect to such Alterations and will create no liability or responsibility on Landlord’s part concerning the completeness of such Alterations or their design sufficiency or compliance with laws.

c. All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings, if any; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all laws; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; (v) by licensed and bondable contractors and subcontractors selected by Tenant and reasonably approved by Landlord, and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

d. Tenant shall pay to Landlord, as Additional Rent, the reasonable costs of Landlord~~’~~s engineers and other consultants for review of all plans, specifications and working drawings for the Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants.

e. Throughout the performance of the Alterations, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the insurance provisions of this Lease.

13.2 Removal of Alterations.  All Alterations and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term; provided, however, Landlord may, by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of plans for any Alterations identify those Alterations which Landlord shall require Tenant to remove at the end of the Term.  If Landlord requires Tenant to remove any such Alterations, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal to its original condition (or, at Landlord’s option, Tenant shall pay to Landlord all of Landlord’s costs of such removal and repair).  Notwithstanding the foregoing, Tenant shall be under no obligation to restore or remove any initial Tenant Improvements made with Landlord’s approval.

13.3 Liens.  Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Property or the Premises, nor against Tenant~~’~~s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any Tenant Party.  If any such liens are filed, Tenant shall, at its sole cost, immediately cause such liens to be released of record or bonded so that such lien(s) no longer affect(s) title to the Property, the Building or the Premises.  If Tenant fails to cause any such lien to be released or bonded within ten (10) days after filing thereof, Landlord may cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien, and Tenant shall reimburse Landlord within five (5) business days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

ARTICLE 14 -                                TENANT’S INSURANCE

14.1 Tenant’s Insurance.  On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance with limits of coverage as set forth in Section 1.14 of the Summary:

a. Special Form (formerly known as “all risk”) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or the Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations (but excluding the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less than the full replacement cost thereof.

b. Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability.  The limits of liability of such commercial general liability insurance may be increased every three (3) years during the Term upon reasonable prior notice by Landlord to an amount reasonably required by Landlord and appropriate for tenants of buildings comparable to the Building.

c. Commercial Automobile Liability covering all owned, hired and non-owned automobiles.

d. Worker’s compensation, in statutory amounts and employers liability, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

e. Umbrella liability insurance on an occurrence basis, in excess of and following the form of the underlying insurance described in Section 14.1.b. and 14.1.c. and the employer’s liability coverage in Section 14.1.d. which is at least as broad as each and every area of the underlying policies.  Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance, subject to customary commercially reasonable deductible amounts imposed on umbrella policies.

f. If Tenant’s business includes professional services, Tenant shall, at Tenant’s expense, maintain in full force and effect professional liability (also known as errors and omissions insurance), covering Tenant and Tenant’s employees from work related negligence and liability in trade.

g. Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for 12 months of direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

h. Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant of a building similar to the Building would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

14.2 Requirements.  Each policy required to be obtained by Tenant hereunder shall:  (a) be issued by insurers which are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than Financial Size X, and with a Financial Strength rating of A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 14.1.a. and 14.1.g. above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) not have a deductible amount exceeding Twenty Five Thousand Dollars ($25,000.00) (with the exception of Tenant's worker's compensation insurance), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation; (g) inform the insurer of Landlord's requirement to notify Landlord and any other additional insureds in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof.  Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 14.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Article 14.  Tenant shall provide Landlord with evidence of insurance coverage required (generally satisfied by replacement certificates) prior to or concurrently with the expiration or renewal of any such policy or policies as soon as Tenant receives such certificates from Tenant's insurance broker and, in any event, no later than ten (10) days after renewal.

14.3 Effect on Insurance.  Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord.  If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Property, Tenant shall either discontinue the activities affecting the insurance or pay such increase as Additional Rent within ten (10) days after being billed therefor by Landlord.  If any insurance coverage carried by Landlord pursuant to this Lease or otherwise with respect to the Building or the Property shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises other than as allowed by the Permitted Use by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) business days after notice thereof, Tenant shall be deemed to be in default under this Lease and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

ARTICLE 15 -                                LANDLORD’S INSURANCE

During the Term, Landlord shall maintain Property Insurance written on a Special Form (formerly known as “all risk”) basis covering the Property and the Building, including the initial Tenant Improvements (excluding, however, Tenant’s furniture, equipment and other personal property and Alterations, unless Landlord otherwise elects to insure the Alterations pursuant to Section 13.1 above) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate.  Landlord shall also carry commercial general liability in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located.  At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies that Landlord has in force for other buildings and projects.  In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage.  Landlord may, but shall not be obligated to carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable.  Any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Building standard shall be paid by Tenant within thirty (30) days of invoice from Landlord.

ARTICLE 16 -                                INDEMNIFICATION AND EXCULPATION

16.1 Tenant’s Assumption of Risk and Waiver.  Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, Landlord shall not be liable to Tenant, or any of Tenant’s Parties for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling ceiling tiles masonry, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Premises, occupants of any other portions of the Property, or the public, or caused by operations in construction of any private, public or quasi-public work.  Landlord shall in no event be liable to Tenant for any consequential damages or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages.  Notwithstanding anything to the contrary contained in this Section 16.1, all property of Tenant and Tenant’s Parties kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers.  Landlord or its agents shall not be liable for interference with light or other intangible rights.

16.2 Tenant’s Indemnification.  Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys~~'~~’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence in the Premises following the date Landlord delivers possession of all or any portion of the Premises to Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord~~’~~s agents, contractors or employees, (b) any act or omission of Tenant or any of Tenant’s Parties; (c) the use of the Premises, the Building and the Property and conduct of Tenant~~’~~s business by Tenant or any of Tenant’s Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant’s Parties, in or about the Premises, the Building or elsewhere on the Property; and/or (d) any default by Tenant as to any obligations on Tenant’s part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises.  The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof, whether or not Landlord or any Landlord Parties has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage.  In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s  expense by counsel selected by Tenant and reasonably approved in writing by Landlord, which approval shall not be unreasonably withheld.  Tenant’s indemnification obligations under this Section 16.2 and elsewhere in this Lease shall survive the expiration or earlier termination of this Lease.  Tenant’s covenants, agreements and indemnification in Section 16.1 and this Section 16.2 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

16.3 Landlord's Indemnification of Tenant.  Notwithstanding anything to the contrary contained in Section 16.1 or 16.2, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person resulting from Landlord~~’~~s grossly negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord’s activities on or about the Premises, and subject to the terms of Article 22, Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against Indemnified Claims arising out of Landlord’s grossly negligent acts or omissions or willful misconduct or those of its agents, contractors, servants, employees or licensees in connection with Landlord’s activities on or about the Premises.  Such exclusion from Tenant’s indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of grossly negligent acts or omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage.  Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.

ARTICLE 17 -                                CASUALTY DAMAGE/DESTRUCTION

17.1 Landlord's Rights and Obligations.  If the Premises or the Building is damaged by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant (“Casualty“) to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord's contractor estimates in writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant~~’~~s insurance which

Tenant is required to deliver to Landlord pursuant to this Lease), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect.  If, however, the Premises or the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either: (a) repair, reconstruct and restore the portion of the Premises or Building damaged by such Casualty (including the Tenant Improvements, the Alterations that Landlord elects to insure pursuant to Section 13.1 and, to the extent of insurance proceeds received from Tenant, the Alterations that Tenant insures pursuant to Section 13.1), in which case this Lease shall continue in full force and effect; or (b) terminate this Lease effective as of the date which is thirty (30) days after Tenant's receipt of Landlord's election to so terminate.  Under any of the conditions of this Section 17.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such Casualty, or fifteen (15) days after Landlord~~’~~s receipt of the estimate from Landlord's contractor or, as applicable, thirty (30) days after Landlord receives approval from Landlord’s Mortgagee to rebuild.  In addition, (1) Landlord or Tenant, by notice to the other within thirty (30) days after the date of the Casualty, shall have the right to terminate this Lease if at least 30% of the Premises have been materially damaged during the last two (2) years of the Term or any Option Term (as defined in Rider No. 1 to Office Lease) and after the repair there would be less than twelve (12) months remaining until the expiration of the Term (except that if after receipt of Landlord’s notice, Tenant elects to exercise its right to renew this Lease pursuant to Rider No. 1 to Office Lease regarding Extension Option, then Landlord’s notice shall be null and void with respect to Tenant’s exercise of its Extension Option (as defined in Rider No. 1 to Office Lease), it being agreed that in the event of a Casualty during the last two (2) years of the Term, Tenant shall have the right to exercise its renewal option sooner than twelve (12) months prior to the expiration of the Term, notwithstanding anything to the contrary contained in Rider No. 1 to Office Lease); and (2) Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if (x) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (y) a material uninsured loss to the Building or Premises occurs.

17.2 Tenant’s Costs and Insurance Proceeds.  In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately:  (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Alterations (to the extent such items are not covered by Landlord’s casualty insurance obtained by Landlord pursuant to this Lease) and with respect to Alterations in the Premises that Tenant is required to insure pursuant to Section 13.1, excluding proceeds for Tenant~~’~~s furniture and other personal property, whether or not this Lease is terminated as permitted in Section 17.1, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds.  If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Alterations which Tenant is required to insure pursuant to Section 13.1 hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Alterations which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Alterations, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

17.3 Abatement of Rent.  If as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises, but only to the extent of the proceeds that Landlord receives from the rental loss insurance maintained by Landlord.  Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant’s Parties, there shall be no abatement of Rent.  Except for abatement of Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

17.4 Inability to Complete.  Notwithstanding anything to the contrary contained in this Article 17, but subject to the provisions of Section 17.1 above regarding a Casualty that occurs during the last two (2) years of the Term or any Option Term, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 17.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 17.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure, and delays caused by Tenant or any of Tenant’s Parties), then Landlord may elect to terminate this Lease upon thirty (30) days prior written notice to Tenant.

17.5 Damage to the Property.  If there is a total destruction of the improvements on the Property or partial destruction of such improvements, the cost of restoration of which would exceed one-third (1/3) of the then replacement value of all improvements on the Property, by any cause whatsoever, whether or not insured against and whether or not the Premises are partially or totally destroyed, Landlord may within a period of one hundred eighty (180) days after the occurrence of such destruction, notify Tenant in writing that it elects not to so reconstruct or restore such improvements, in which event this Lease shall cease and terminate as of the date of such destruction.

17.6 Damage Near End of Term.  In addition to its termination rights in Sections 17.1, 17.4 and 17.5 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term or any Option Term, and Landlord~~’~~s contractor estimates in writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term or any Option Term, or (b) sixty (60) days after the date of such casualty.

17.7 Tenant’s Termination Right.  In the event of any damage or destruction which affects Tenant’s  use and enjoyment of the Premises which is not caused by Tenant or any of Tenant’s Parties, if Tenant’s possession and use of the Premises cannot be restored by Landlord within two hundred seventy (270) days for reasons other than delays caused by Tenant or any of Tenant’s Parties, Tenant shall have the right to terminate this Lease upon written notice to Landlord.

17.8 Waiver of Termination Right.  This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction.  Accordingly, except as expressly provided herein, Tenant hereby waives any and all provisions of applicable law that provide alternative rights for the parties in the event of damage or destruction.

ARTICLE 18 -                                CONDEMNATION

18.1 Substantial or Partial Taking.  Subject to the provisions of Section 18.3 below, either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under law, by eminent domain or private purchase in lieu thereof (a “Taking“).  Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building and/or the Property.  The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking.  The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority.  If this Lease is not terminated, Base Rent and all other elements of this Lease which are dependent upon the area of the Premises, the Building or the Property shall be appropriately adjusted to account for any reduction in the square footage of the Premises, Building or Property, as applicable.  All compensation awarded for a Taking shall be the property of Landlord.  The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s furniture, fixtures, equipment and other personal property, loss of goodwill and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award.

18.2 Condemnation Award.  Subject to the provisions of Section 18.3 below, in connection with any Taking of the Premises or the Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord.  Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

18.3 Temporary Taking.  In the event of a Taking of the Premises or any part thereof for temporary use for a period of two hundred seventy (270) days or less, then this Lease shall not terminate and Tenant shall be entitled to all compensation attributable to such temporary taking and the Monthly Base Rent and the Additional Rent shall not abate.

18.4 Waiver.  Tenant hereby waives any rights it may have pursuant to any applicable laws and agrees that the provisions hereof shall govern the parties’ rights in the event of any Taking.

ARTICLE 19 -                                WAIVER OF CLAIMS; WAIVER OF SUBROGATION

19.1 Mutual Waiver.  Each of Tenant and Landlord hereby waives its rights against the other for any claims, damages or losses, including any deductibles and self-insured amounts, which are caused by or result from (a) any occurrence insured under any property insurance policy carried by Tenant and Landlord, respectively, or (b) any occurrence which would have been covered under any property insurance required to be obtained and maintained by Tenant and Landlord, respectively, under this Lease had such insurance been obtained and maintained as required. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this lease.

19.2 Waiver of Insurers.  Each party shall cause each property insurance policy carried by such party to provide that the insurer waives all rights of recovery by way of subrogation against Landlord, in connection with any claims, losses and damages covered by such policy.  If either party fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

ARTICLE 20 -                                ASSIGNMENT AND SUBLETTING

20.1 Restriction on Transfer.  Except with respect to a Permitted Transfer pursuant to Section 20.6 below, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like being sometimes referred to as a “Transfer”).  In no event may Tenant encumber or hypothecate this Lease or the Premises.  This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law.  Any Transfer without Landlord's consent (except for a Permitted Transfer pursuant to Section 20.6 below) shall constitute a default by Tenant under this Lease, and in addition to all of Landlord~~’~~s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord's election. For purposes of this Article 20, other than with respect to a Permitted Transfer under Section 20.6 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Article 20.

20.2 Landlord’s Options.  If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and conditions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”).  Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and such evidence of financial responsibility and standing as Landlord may reasonably require of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request.  Except with respect to a Permitted Transfer, within fifteen (15) business days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord pursuant to this Section 20.2, Landlord will notify Tenant of its election to do one of the following:  (a) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (b) refuse such consent, which refusal shall be on reasonable grounds; or (c) terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord, which termination shall be effective as of the proposed Transfer Date.  If Landlord declines, or fails to elect in a timely manner, to recapture all or such portion of the Premises pursuant to a Transfer under this Section 20.2 in response to a Transfer Notice, then Tenant shall have a period of nine (9) months following the date of the Transfer Notice (the “Nine Month Period”) within which to transfer all or such portion of the Premises pursuant to a Transfer to a proposed Transferee, subject to the provisions of this Article 20, provided, however, upon Tenant entering into any letter of intent or other signed writing which evidences an agreement between Tenant and any proposed Transferee regarding the terms of an assignment or sublease concerning the all or any portion of the Premises, but in any event prior to consummating any such Transfer, Tenant shall submit to Landlord a copy of such letter of intent or other signed writing or a written notice setting forth all of the terms of the proposed Transfer and the consideration therefor (such letter of intent, other signed writing or written notice being referred to herein as a “Transfer Agreement Notice”).  Thereafter, Landlord shall again have the option, by giving written notice to Tenant within five (5) business days after receipt of any Transfer Agreement Notice, to recapture all or any portion of the Premises that is the subject of such Transfer, in accordance with the terms of this Article 20.  If Landlord declines, or fails to elect in a timely manner to recapture under this Section 20.2 in response to a Transfer Agreement Notice, then, provided Landlord consents to the proposed Transfer, and provided that the proposed Transfer is substantially on the terms set forth in the Transfer Agreement Notice, Tenant shall be entitled to proceed with proposed Transfer to the proposed Transferee, subject to provisions of this Article 20, prior to the expiration of Nine Month Period.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Transfer Notice and Transfer Agreement Notice, if applicable, to Landlord with respect any contemplated Transfer, as provided above in this Section 20.2. If Landlord exercises its option to terminate the Lease with respect to only a portion of the Premises following Tenant’s  request for Landlord’s approval of the proposed sublease of such space, Landlord shall be responsible for the construction of any demising wall which Landlord reasonably deems necessary to separate such space from the remainder of the Premises.

20.3 Additional Conditions; Excess Rent.  A condition to Landlord’s consent to any Transfer will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord, an original of Landlord’s standard consent form executed by both Tenant and the proposed Transferee, and an affirmation of guaranty in form satisfactory to Landlord executed by each guarantor of this Lease, if any.  In addition, Tenant shall pay to Landlord as Additional Rent within thirty (30) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder, fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of any Transfer which exceeds, in the aggregate, (i) the total Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) for the applicable period, plus (ii) any reasonable brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer, which commissions and fees shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such assignment or sublease, (iii) any changes, alterations and improvements to the Premises in connection with the Transfer, (iv) any free base rent or other economic concessions reasonably provided to the Transferee and (v) Tenant’s reasonable attorneys’ and paralegal fees and other costs incurred by Tenant in connection with negotiating and entering into any Transfer.  If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, and as a condition precedent to Landlord’s consideration of the proposed assignment or sublease, Tenant agrees to pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus Landlord’s reasonable attorneys’ and paralegal fees and other costs incurred by Landlord in reviewing such proposed assignment or sublease (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise).  Acceptance of the Five Hundred Dollar ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and/or paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

20.4 Reasonable Disapproval.  Without limiting in any way Landlord’s right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to a Transfer if, in Landlord~~’~~s reasonable opinion:  (a) intentionally omitted; (b) the net worth or financial capabilities of a proposed assignee is less than that of Tenant and each guarantor of this Lease, if any, or the proposed assignee or subtenant does not have the financial capability to fulfill the obligations imposed by the Transfer; (c) the proposed Transferee is an existing tenant of the Building or Property or is negotiating with Landlord (or has negotiated with Landlord in the last three (3) months) for space in the Building of the Property; (d) the proposed Transferee is a governmental entity; (e) intentionally omitted; (f) the proposed Transfer involves a change of use of the Premises or would violate any exclusive use covenant to which Landlord is bound; (g) the Transfer would likely result in significant increase in the use of the parking areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; or (h) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix for the Building.

20.5 No Release.  No Transfer, occupancy or collection of rent from any proposed Transferee shall be deemed a waiver on the part of Landlord, or the acceptance of the Transferee as Tenant and no Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay Rent and to perform all other obligations to be performed by Tenant hereunder.  Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease.  Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease (beyond the applicable notice and cure periods).  Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer.  In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.  Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

20.6 Permitted Transfers.  Notwithstanding the provisions of Section 20.1 above to the contrary, provided that Tenant is not then in default (beyond the applicable notice and cure periods), Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord~~’~~s consent to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant~~’~~s business as a going concern (each, a “Permitted Transferee”), provided that: (a) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee described in Section 20.2 above; (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or in the case of a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion) pursuant to an assignment and assumption agreement (or a sublease, as applicable) reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (c) each guarantor of this Lease (if any) executes a reaffirmation of its guaranty in form satisfactory to Landlord; (d) the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (i) the date of execution of this Lease, or (ii) the date immediately preceding the proposed Transfer, whichever is greater; (e) Tenant remains fully liable under this Lease; (f) the use of the Premises is pursuant to Section 1.10 of the Lease; (g) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Article 20 and will not violate any exclusive use covenant to which Landlord is bound; and (h) with respect to a subletting only, Tenant and such Permitted Transferee execute Landlord’s standard consent to sublease form; and (i) Tenant is not in default under the Lease (beyond the applicable notice and cure periods).

ARTICLE 21 -                                SURRENDER AND HOLDING OVER

21.1 Surrender of Premises.  Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises and exclusive possession of the Premises to Landlord broom clean and in good condition and repair, reasonable wear and tear excepted (and casualty damage excepted), with all of Tenant’s  personal property, electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (to be removed in accordance with the National Electric Code and other applicable laws) and those items, if any, of Alterations identified by Landlord pursuant to Section 13.1, removed therefrom and all damage caused by such removal repaired.  If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property and Alterations identified by Landlord for removal pursuant to Section 13.1, Landlord may, (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s  other rights and remedies under this Lease, at law or in equity:  (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law.  Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

21.2 Holding Over.  Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  If Tenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all Additional Rent under this Lease), but at a Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination.  Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover.  Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease.  This Section 21.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof.  Tenant shall be liable, and shall pay to Landlord within ten (10) days of demand, for all losses incurred by Landlord as a result of such holdover, and shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any such holdover tenancy, including without limitation, any claim for damages made by a succeeding tenant. Tenant’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Lease.  The foregoing provisions of this Section 21.2 are in addition to, and do not affect, Landlord~~’~~s right of re-entry or any other rights of Landlord hereunder or otherwise at law or in equity.

ARTICLE 22 -                                DEFAULTS

22.1 Tenant’s Default.  The occurrence of any one or more of the following events shall constitute a “Default” under this Lease by Tenant:

a.
the vacation or abandonment of the Premises by Tenant.  “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for twenty (20) days or longer while in default of any other provision of this Lease;

b.
the failure by Tenant to make any payment of Rent, Additional Rent or any other payment required to be made by Tenant hereunder, where such failure continues for three (3) days after written notice thereof from Landlord that such payment was not received when due; provided that if Landlord provides two (2) or more notices of late payment within any twelve (12) month period, then the third failure of Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder when due in the twelve (12) month period following the second (2nd) such notice shall be an automatic Default without notice from Landlord;

c.
the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that it may be cured but more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said twenty (20) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord.

Any notice sent by Landlord to Tenant pursuant to this Section 22.1 shall be in lieu of, and not in addition to, any notice required under any applicable law.

ARTICLE 23 -                                REMEDIES OF LANDLORD

23.1 Landlord’s Remedies; Termination.  In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder.  If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant all monetary damages allowed under applicable law, which may include:  (a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant~~’~~s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.1(a) and 23.1(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in the Summary.  As used in Section 23.1(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.2 Landlord’s Remedies; Continuation of Lease; Re-Entry Rights.  In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right to (a) continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, and (b) with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by applicable law.  No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.2, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.3 Landlord’s Right to Perform.  Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent.  In the event of any Default by Tenant, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act as required to cure such Default on behalf of Tenant.  All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefor as Additional Rent.

23.4 Rights and Remedies Cumulative.  All rights, options and remedies of Landlord contained in this Article 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease.  Nothing in this Article 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.5 Costs Upon Default and Litigation.  Tenant shall pay to Landlord and its mortgagees as Additional Rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys~~'~~’ fees and expenses.  If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

ARTICLE 24 -                                ENTRY BY LANDLORD

Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to show the Premises to prospective tenants of the 26775 Building, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term or during any default by Tenant, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Property, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of Rent.  In exercising such entry rights, Landlord shall endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with reasonable advance notice (oral or written) of such entry (except in emergency situations and for scheduled services).  For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord.

ARTICLE 25 -                                LANDLORD’S DEFAULT & LIMITATION ON LANDLORD’S LIABILITY

25.1 Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.  Any award from a court or arbitrator in favor of Tenant which requires payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Monthly Base Rent next due and payable under this Lease until such time as the entire amount of such judgment has been credited against Monthly Base Rent or otherwise paid by Landlord; provided, however, Tenant may not deduct from any Monthly Base Rent installment more than 25% of the Monthly Base Rent due and owing for such month.

25.2 Limitation on Landlord’s Liability.  Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including as to any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord~~’~~s members or partners, and Tenant shall not seek recourse against the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease.  In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant~~’~~s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building, including the rents, profits and proceeds therefrom, and no other assets of Landlord.  The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Property.  In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease.  Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, the Property and/or this Lease without the consent of Tenant (except as otherwise provided in Rider No. 5 regarding Tenant’s right to purchase the Offered Property, as more particularly set forth therein), and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.  In no event shall the foregoing be construed to prohibit or otherwise limit and equitable remedies that may otherwise be available to Tenant in the event of a Landlord default.

ARTICLE 26 -                                SUBORDINATION

At Landlord’s option, this Lease shall be subject and subordinate to any future mortgage(s), deed(s) of trust, ground lease(s), or other lien(s) hereafter placed against the Premises (collectively referred to as a “Mortgage”), provided that the holder of such encumbrance (a “Mortgagee”) shall agree in writing that as long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant’s occupancy of the Premises shall not be disturbed and Tenant’s rights under this Lease shall remain in full force and effect throughout the Term of this Lease.  As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease and the Options (as defined in Section 31.23 below) granted herein.  If any Mortgagee shall elect to have this Lease and the Options granted hereby prior to the lien of its deed of trust, it shall give written notice thereof to Tenant, and this Lease and such Options shall be deemed prior to such deed of trust, whether this Lease or such Options are dated prior or subsequent to the date of said deed of trust or the date of recording thereof.  No later than ten (10) business days after written request by Landlord or any Mortgagee, Tenant shall, without charge, attorn to any successor to Landlord’s interest in the Lease.  Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate (except as permitted pursuant to Rider No. 3 with respect to the Termination Option) or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.  Should Tenant fail to sign and return any such documents within said ten (10) business day period, Tenant shall be in default hereunder.  If Landlord secures future financing on the Property, and if the Mortgagee shall desire to subordinate this Lease to such future Mortgage, Landlord shall have the obligation to provide a commercially reasonable SNDA form to Tenant within sixty (60) days following the date any such new Mortgage is obtained.  As part of this future SNDA, Tenant’s rights pertaining to its Option to Renew and Option to Purchase shall be recognized by the lender.

ARTICLE 27 -                                ESTOPPEL CERTIFICATE

Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit F attached hereto. Any such estoppel certificate delivered pursuant to this Article 27 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Property, as well as their assignees.  Tenant’s failure to deliver such estoppel certificate following an additional two (2) business day cure period shall constitute a default hereunder.  Tenant’s failure to deliver such certificate within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s Rent has been paid in advance.

ARTICLE 28 -                                RELOCATION OF PREMISES

Intentionally Omitted.

ARTICLE 29 -                                MORTGAGEE PROTECTION

If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Property, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within thirty (30) days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, do not increase the Monthly Base Rent, or Additional Rent or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure).

ARTICLE 30 -                                QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of Rent hereunder), subject to applicable notice and cure periods, Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

ARTICLE 31 -                                MISCELLANEOUS PROVISIONS

31.1 Broker.  Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than the Brokers specified in the Summary.  Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein.  Landlord shall indemnify, protect, and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any other brokers claiming to have represented Landlord in connection with this Lease.  The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

31.2 Governing Law.  This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Building is located.

31.3 Successors and Assigns.  Subject to the provisions of Article 25 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Article 20, and no options or other rights which are expressly made personal to the original Tenant (and its Permitted Transferee) hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant (and its Permitted Transferee) under this Lease.

31.4 No Merger.  The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

31.5 Professional Fees.  If either Landlord or Tenant should bring suit (or alternate dispute resolution proceedings) against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all reasonable costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

31.6 Waiver.  The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms.  No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

31.7 Terms and Headings.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Words used in any gender include other genders.  The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.  Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.  The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

31.8 Time.  Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor.

31.9 Business Day.  A “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service and reference to 5:00 p.m. is to the time zone of the recipient.  Whenever action must be taken (including the giving of notice or the delivery of documents) under this Lease during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.

31.10 Payments and Notices.  All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing.  Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 31.10, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in the Summary, or to Landlord at the address(es) designated in the Summary.  Either party may, by written notice to the other, specify a different address for notice purposes.  Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.

31.11 Prior Agreements; Amendments.  This Lease, including the Summary and all Exhibits attached hereto, contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

31.12 Separability.  The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

31.13 Recording.  Neither Landlord nor Tenant shall record this Lease or a short form memorandum of this Lease.

31.14 Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.  Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

31.15 Financial Statements.  Landlord acknowledges that Tenant is a publicly traded company on the NASDAQ exchange with a ticker symbol of ASGN and that financial information can be obtained at www.onassignment.com or from the Securities and Exchange Commission (“SEC”).  Landlord reserves the right to request additional and reasonable financial information from Tenant in the event Tenant fails to maintain required material filings with the SEC.  If Tenant ceases to be a publicly traded company, then upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

31.16 No Partnership.  Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

31.17 Force Majeure.  If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Section 31.17 shall not apply to nor operate to excuse Tenant from the payment of Monthly Base Rent, or any Additional Rent or any other payments strictly in accordance with the terms of this Lease.

31.18 Counterparts.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

31.19 Nondisclosure of Lease Terms.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants.  Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Property, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

31.20 Tenant’s Authority.  If Tenant executes this Lease as a partnership, corporation or limited liability company, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf; and (c) this Lease is binding upon Tenant in accordance with its terms.  Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing such qualification, organization, existence and authorization within ten (10) days of Landlord’s request. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

31.21 Joint and Several Liability.  If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.22 No Option.  The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

31.23 Options and Rights in General.  Any option (each an “Option” and collectively, the “Options”), including without limitation, any option to extend, option to terminate, option to expand, right to lease, right of first offer, and/or right of first refusal, granted to Tenant is personal to the original Tenant executing this Lease or a transferee pursuant to a Permitted Transfer and may be exercised only by the original Tenant executing this Lease while occupying the entire Premises (and its Permitted Transferee) and without the intent of thereafter assigning this Lease or subletting the Premises or a transferee pursuant to a Permitted Transfer and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease and its Permitted Transferee.  The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.  Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of this Lease (or if Tenant would be in such default under this Lease but for the passage of time or the giving of notice, or both) as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, or (ii) Tenant has sublet all or more than fifty percent (50%) of the Premises except pursuant to a Permitted Transfer.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the date first above written.

Landlord:

CALABASAS BCD, INC.,
                a California corporation

By: ________________________________

Name:

Title:

 Tenant:

ON ASSIGNMENT, INC.,
                a Delaware corporation

By: ________________________________

Name: Peter T. Dameris

Title: President & Chief Executive Officer

EXHIBIT A

BUILDING/PREMISES DEPICTION

Designer:
FISHER
DESIGN
COMPANY
INTERIOR PLANNING & DESIGN
2325 27th. STREET
SANTA MONICA, CA 90405
TELEPHONE 310 450 1282
FACSIMILE 310 450 1281

FIRST FLOOR - SPACE PLAN #5

Client:

ON ASSIGNMENT, INC.

LOST HILLS BUSINESS CTR.
26745 MALIBU HILLS RD.
CALABASAS, CA. 91301

Scale: 1/8" = 1'-0"

FIRST FLOOR
SPACE PLAN #5

SP-1.5

EXHIBIT B

SITE PLAN

EXHIBIT C

WORK LETTER

(TENANT BUILD - ALLOWANCE)

1.           TENANT IMPROVEMENTS.  As used in the Lease and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.  Tenant shall complete the Tenant Improvements on or before April 1, 2011.

2.           WORK SCHEDULE.  Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and approval, a schedule (“Work Schedule”), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

3.           CONSTRUCTION REPRESENTATIVES.  Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter:  Don Headlund.

Tenant hereby appoints the following persons as Tenant’s representatives (“Tenant’s Representative(s)”) to act for Tenant in all matters covered by this Work Letter:  Michael Payne (On Assignment, Inc.) and Karen Fisher (Fisher Design Company).

All communications with respect to the matters covered by this Work Letter are to be made to Landlord~~’~~s Representative or Tenant’s Representatives, as the case may be, in writing in compliance with the notice provisions of the Lease.  Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.           TENANT IMPROVEMENT PLANS

(a)           Preparation of Space Plans.  Preliminary space plans for the layout of the Premises prepared by Tenant (“Space Plans”) are complete, but have not yet been reviewed and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay.

(b)           Preparation of Final Plans.  Once Landlord has approved the Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”).  The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements.  The Final Plans will be submitted to Landlord for approval.  If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule.  In accordance with the Work Schedule, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord.

(c)           Requirements of Tenant’s Final Plans.  Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will:  (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations;; and (iii) be of a nature and quality of design, materials and finishes which is consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable discretion.

(d)           Submittal of Final Plans.  Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit.  Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit.  After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes.

(e)           Changes to Shell of Building.  If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f)           Work Cost Estimate and Statement.  Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”).  Landlord will either approve the Work Cost Estimate or disapprove specific items and submit to Tenant revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items.  Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule.  Upon Landlord’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Tenant will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof.  If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.

5.           PAYMENT FOR THE TENANT IMPROVEMENTS

(a)           Allowance.  Landlord hereby grants to Tenant an Allowance as referenced in the Summary.  The Allowance is to be used only for:

(i)           Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans.  The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect and/or Tenant’s architect.

(ii)           The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii)           Construction of the Tenant Improvements, including, without limitation, the following:

(aa)           Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb)           All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc)           The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd)           Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee)           All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff)           All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg)           Testing and inspection costs; and

(hh)           Intentionally omitted.

(b)           Excess Costs.  The cost of each item referenced in Section 5(a) above shall be charged against the Allowance.  If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Administration Fee, which fee shall be paid to Landlord within five (5) business days after invoice therefor.  In no event will the Allowance be used to pay for Tenant~~’~~s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.

(c)           Changes.  Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above.  Tenant shall be solely responsible for any additional costs associated with such changes, which fee shall be paid to Landlord within five (5) business days after invoice therefor.  Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.

(d)           Governmental Cost Increases.  If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs, which fee shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e)           Unused Allowance Amounts.  Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

(f)           Disbursement of the Allowance.  Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Lease or this Work Letter, Landlord shall disburse the Allowance to Tenant to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements in accordance with the following:

(i)           Twenty-five percent (25%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to fifty percent (50%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(ii)           Fifty percent (50%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to seventy-five percent (75%) of Tenant’s  Work having been completed and paid for by Tenant as described hereinbelow;

(iii)           Fifteen percent (15%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to ninety percent (90%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(iv)           The final ten percent (10%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to one hundred percent (100%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow and satisfaction of the items described in subparagraph (vi) below;

(v)           As to each phase of completion of Tenant’s Work described in subparagraphs (i) through (iv) above, the appropriate portion of the Allowance shall be disbursed to Tenant only when Landlord has received the following “Evidence of Completion and Payment”:

(A)           Tenant has delivered to Landlord a draw request (“Draw Request”) in a form satisfactory to Landlord and Landlord~~’~~s lender with respect to the Improvements specifying that the requisite portion of Tenant~~’~~s Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request.  The Draw Request shall constitute a representation by Tenant that the Tenant~~’~~s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule and has been paid for;

(B)           The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request substantially in accordance with the Final Plans;

(C)           Tenant has delivered to Landlord such other evidence of Tenant’s payment of the general contractor and subcontractors for the portions of Tenant’s Work covered by the Draw Request and the absence of any liens generated by such portions of the Tenant’s Work as may be required by Landlord (i.e., either unconditional lien releases in accordance with California Civil Code Section 3262 or release bond(s) in accordance with California Civil Code Sections 3143 and 3171);

(D)           Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner;

(iv)           The final disbursement of the balance of the Allowance shall be disbursed to Tenant only when Landlord has received Evidence of Completion and Payment as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:

(A)           Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;

(B)           A certificate of occupancy, temporary certificate of occupancy, or other governmental approval (which may consist of a signed-off job card) permitting the occupancy of the Premises by Tenant shall have been issued by the appropriate governmental authorities for the Tenant Improvements and the Premises;

(C)           Tenant has delivered to Landlord:  (i) properly executed mechanics lien releases from all of Tenant's contractors, agents and suppliers in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant~~’~~s architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the Drawings (as defined in Subparagraph 8(q) below) of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant~~’~~s contractors; (x) manufacturer’s warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant’s architect/space planner; and (xii) an acceptance of the Premises signed by Tenant;

(D)           Landlord has determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building;

(E)           Intentionally deleted; and

(F)           Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.

Provided that Tenant has met the requirements set forth in this Subparagraph 5(f) concerning disbursement of the Allowance to Tenant, any delays with respect to Landlord’s payment of the Tenant Allowance to Tenant shall be considered a default under the terms of this Lease (beyond the applicable notice and cure periods set forth in Section 25.1 of the Lease), and in addition to all of Tenant’s other rights provided in law or in equity, Tenant shall have the right to offset the Rent due and payable by such actual costs incurred by Tenant in connection with the Tenant Improvement Work.

(g)           Books and Records.  At its option, Landlord, at any time within twenty four (24) months after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements.  Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years.  Tenant shall make available to Landlord’s auditor at the Premises within ten (10) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements.  In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.

6.           CONSTRUCTION OF TENANT IMPROVEMENTS.  Following Landlord’s approval of the Final Plans and the Work Cost Statement described in Section 4(f) above, Tenant’s contractor (selected as provided in Section 8(n)) will commence and diligently proceed with the construction of the Tenant Improvements.  Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner substantially in accordance with the Final Plans and the Work Schedule.  Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements.  Landlord shall have the right to enter upon the Premises to inspect Tenant’s construction activities following reasonable advance notice Tenant.

7.           DELIVERY OF POSSESSION; TERM AND RENT COMMENCEMENT DATE

(a)           Delivery of Possession.  Landlord agrees to deliver possession of the Premises to Tenant on the date first written above (“Turnover Date”).

(b)           Occupancy Date.  Landlord shall permit Tenant to occupy the Property after the Tenant Improvements are complete (“Occupancy Date”).  The Occupancy Date may be after the Turnover Date and prior to the Term Commencement Date.  Landlord shall not charge, and Tenant shall not be liable for, any payments of Monthly Base Rent other than those applicable to the Rent Commencement Date; provided, however, Tenant shall be responsible for the payment of Building Utilities Costs attributable to Tenant's early occupancy during the period from and after the Occupancy Date until the Rent Commencement Date.  Landlord and Tenant agree that the target Occupancy Date is February 1, 2011.

(c)           Term Commencement Date.  The Term of the Lease and Tenant's obligation to pay rent will commence on April 1, 2011 (the “Term Commencement Date” and “Rent Commencement Date”).

(d)           Substantial Completion; Punch-List.  For purposes of Section 8(b) above, the Tenant Improvements will be deemed to be “substantially completed” when Tenant’s contractor certifies in writing to Landlord and Tenant that Tenant  has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises.

8.           MISCELLANEOUS CONSTRUCTION COVENANTS

(a)           No Liens.  Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements.

(b)           Diligent Construction.  Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion substantially in compliance with the Final Plans, the Work Schedule and this Work Letter.  Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.

(c)           Compliance with Laws.  Tenant will construct the Tenant Improvements in a safe and lawful manner.  Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements.  Copies of all filed documents and all permits and licenses shall be provided to Landlord.  Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant’s expense.  Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d)           Indemnification.  Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens).

(e)           Insurance.  Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers’ compensation and commercial general liability insurance and property damage insurance as well as “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord.  In addition to the foregoing, at Landlord’s request, Tenant shall furnish to Landlord a completion and lien indemnity bond or other surety satisfactory to Landlord with respect to the performance of the Tenant Improvements.  Not less than thirty (30) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord’s approval.  All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation.  All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance.  Tenant’s contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

(f)           Construction Defects.  Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general.  Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.

(g)           Additional Services.  If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s cost or at a reasonable charge if the item involves time of Landlord’s personnel only.  Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.

(h)           Coordination of Labor.  All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Property.  Nothing in this Work Letter shall, however, require Tenant to use union labor.

(i)           Work in Adjacent Areas.  Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent.

(j)           HVAC Systems.  Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system (“HVAC System”) installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.  Landlord shall deliver the HVAC System in good working order and repair on the Turnover Date or within forty five (45) days after the Turnover Date.

(k)           Coordination with Lease.  Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease.  Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.

(l)           Approval of Plans.  Landlord will not check Tenant drawings for building code compliance.  Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements.  Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

(m)           Tenant's Deliveries.  Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:

(i)           The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and

(ii)           The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.

(n)           Qualification of Contractors.  Once the Final Plans have been proposed and approved, Landlord and Tenant shall select and retain a contractor from the following list of general contractors:  Sierra Pacific, Gluck, Oltmans and Turelk for the construction of the Tenant Improvement Work in accordance with the Final Plans.  All contractors and subcontractors shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with all other contractors on the job (including Landlord’s general contractor), if any, all as determined by Landlord. All work shall be coordinated with general construction work on the Site, if any.

(o)           Warranties.  Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

(p)           Landlord's Performance of Work.  Within thirty (30) working days after receipt of Landlord’s  notice of Tenant’s failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant~~’~~s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least thirty (30) days prior notice to the performance of any of Tenant’s Work.

(q)           As-Built Drawings.  Tenant shall cause “As-Built Drawings” (which means approved drawings with handwritten notes showing changes made at the 26745 Building and shall exclude furniture, fixtures and equipment excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than sixty (60) days after the completion of Tenant’s Work.  In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.

EXHIBIT D

NOTICE OF LEASE TERM DATES
Date:

To:

Re:
______________ dated _____________ (“Lease”) by and between __________________, a ______________________ (“Landlord”), and _________________________, a _____________ (“Tenant”) for the premises commonly known as, ______________________________(“Premises”).

Dear :

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

•	That Tenant has accepted and is in possession of the Premises and acknowledges the following:
• Term of the Lease:
• Commencement Date:
• Expiration Date:
• Rentable Square Feet:
• Tenant’s Percentage of Building:	%

•	That in accordance with the Lease, rental payments will/has commence(d) on _______________ and rent is payable in accordance with the following schedule:
Months	Monthly Base Rent	Monthly Base Rent per Rentable Sq.Ft.
00/00/0000 – 00/00/0000	$00,000.00	$0.00
00/00/0000 – 00/00/0000	$00,000.00	$0.00
00/00/0000 – 00/00/0000	$00,000.00	$0.00

•	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease.

•	Your rent checks should be made payable to: _________________________________
_________________________________
                                                                                     _________________________________

ACCEPTED AND AGREED
TENANT: __________________________________ a, ________________________________ By: Print Name: Its:	LANDLORD: __________________________________ a, ________________________________ By:

EXHIBIT E

RULES AND REGULATIONS

1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises.  No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord (not to be unreasonably withheld, conditioned or delayed).

2. Tenant and no employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building without the prior written consent of Landlord except in connection with Tenant~~’~~s performance of any of its repair and maintenance obligations under the Lease.

3. Tenant shall not cause any unnecessary janitorial labor by carelessness or indifference to the good order and cleanliness of the Premises.  Landlord shall not in any way be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to Tenant’s property by any janitors or any other employee or any other person.

4. Intentionally deleted.

5. No machines other than standard office machines, such as typewriters and calculators, photo copiers, personal computers and word processors telecommunication and data processing equipment, and vending machines permitted by the Lease, shall be used in the Premises without the approval of Landlord.

6. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.  Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building.  Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight.  Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s  expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.  Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

7. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment.  Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

8. Tenant shall not use any method of heating or air-conditioning other than that supplied to the Premises by Landlord.

9. Landlord reserves the right from time to time, in Landlord’s sole and absolute discretion, exercisable without prior notice and without liability to Tenant, to:  (a) name or change the name of the Building or Property; (b) change the address of the Building, and/or (c) install, replace or change any signs in, on or about the Property (except for Tenant’s signs which are expressly permitted by the Lease).

10. Intentionally deleted.

11. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

12. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building without the prior written consent of Landlord.  Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

13. Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or drywall, or in any way deface the Premises or any part thereof, except to install normal wall hangings.  Tenant shall repair any damage resulting from noncompliance under this rule.

14. Tenant shall store all its trash and garbage within the trash receptacles for the Building or Property.  Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal.  All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

15. Other than as permitted elsewhere in the Lease, the Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging of any kind.  No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. Tenant shall not use in any space, elevators or stairwells of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve.  Tenant shall not bring any other vehicles of any kind into the Building.

17. Tenant shall not use the name of the Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

18. Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations.  Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

19. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage.  Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

20. Landlord reserves the right to make such other and reasonable non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Building or Property and for the preservation of good order therein.  Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

21. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s Parties.

22. Intentionally deleted.

23. Tenant shall not without Landlord’s consent, which may be given or withheld in Landlord’s sole and absolute discretion, receive, store, discharge, or transport firearms, ammunition, or weapons or explosives of any kind or nature at, on or from the Premises.

EXHIBIT F

ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to                                                                                                                                           (“Landlord”), and , as follows:

1. Attached hereto is a true, correct and complete copy of that certain Office Lease dated ________________, between Landlord and Tenant (the “Lease”), for the premises commonly known as ____________________________________ (the “Premises”).  The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2. The term of the Lease commenced on ________________, __.

3. The term of the Lease is currently scheduled to expire on ________________, __.

4. Tenant has no option to renew or extend the Term of the Lease except:.

5. Tenant has no preferential right to purchase the Premises or any portion of the Building/Premises except: ________________________________________________________________.

6. The Lease has: (Initial One)

(      )           not been amended, modified, supplemented, extended, renewed or assigned.

(      )           been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:.

7. Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:.

8. The current Base Rent is $______________; and current monthly parking charges are $____________.

9. The amount of security deposit (if any) is $_______________.  No other security deposits have been made.

10. All rental payments payable by Tenant have been paid in full as of the date hereof.  No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11. All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full except __________________________.

12. As of the date hereof, Tenant is not aware of any defaults on the part of Landlord under the Lease except __________________________.

13. As of the date hereof, there are no defaults on the part of Tenant under the Lease.

14. Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord except _________________________________________________________________.

15. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

16. All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

17. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

18. Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

The foregoing certification is made with the knowledge that ____________________________________ is about to [fund a loan to Landlord or purchase the Building from Landlord], and that ___________________________ is relying upon the representations herein made in [funding such loan or purchasing the Building].

Dated:  _________________, ___.

“TENANT”

By:

Print Name:

Its:

EXTENSION OPTION

RIDER NO. 1 TO OFFICE LEASE

This Rider No. 1 is made and entered into by and between CALABASAS BCD, INC., a California corporation (“Landlord”), and ON ASSIGNMENT, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached.  Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease.  All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider.  All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Landlord hereby grants to Tenant two (2) options (collectively, the “Extension Options”, and each, an “Extension Option”) to extend the Term of the Lease for five (5) years each (collectively, the “Option Terms”, and each, an “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall equal the greater of: (a) the Monthly Base Rent payable by Tenant during the last month of the then current Term immediately preceding the Option Term, or (b) the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.  If Landlord determines that the Monthly Base Rent for the Option Term is to be the Monthly Base Rent payable by Tenant during the last month of the then current Term, such determination shall be conclusive, Tenant shall have no right to object thereto, and the Landlord and Tenant shall avoid the formal fair market value determination process.  If, however, Landlord determines that the Monthly Base Rent for the applicable Option Term is to be the fair market rental rate, then such fair market rental rate shall be determined in accordance with the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2.

2. An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease.  An Extension Option shall, at Landlord~~’~~s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired pursuant to Article 22 of the Lease (or if Tenant would be in default but for the passage of time, the giving of notice or both), (b) assigned all or any portion of the Lease or its interest therein except pursuant to a Permitted Transfer, or (c) sublet all or more than fifty percent (50%) of the Premises except pursuant to a Permitted Transfer.  Provided Tenant has properly and timely exercised the Extension Option, the then current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above.

FAIR MARKET RENTAL RATE

RIDER NO. 2 TO OFFICE LEASE

This Rider No. 2 is made and entered into by and between CALABASAS BCD, INC., a California corporation (“Landlord”), and ON ASSIGNMENT, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached.  Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease.  All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider.  All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. The term “fair market rental rate” as used in the Lease and any Rider attached thereto shall mean the annual amount per square foot, projected during the Option Term, that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality office building located in the Calabasas, California area would accept, in an arm~~’~~s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings.  All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term.  Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2. In the event where a determination of fair market rental rate is required under the Lease, Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination.  Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing.  Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenants Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof.  If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations.  Such meeting shall occur no later than ten (10) days after the expiration of Tenant~~’~~s Review Period.  The parties shall each provide the other with such supporting information and documentation as they deem appropriate.  At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate.  If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal, in which event each party~~’~~s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3. (a)  Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Calabasas, California area.  The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above.  Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)            The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)            The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof.  During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)            The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.  If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant  and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e)            If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Los Angeles County to appoint a third appraiser meeting the qualifications set forth herein.  The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f)            The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)            If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate.  The parties shall enter into an amendment to this Lease confirming the terms of the decision.

TERMINATION OPTION RIDER

RIDER NO. 3 TO LEASE

This Rider No. 3 is made and entered into by and between CALABASAS BCD, INC., a California corporation (“Landlord”), and ON ASSIGNMENT, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached.  Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease.  All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider.  All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Subject to the terms of this Rider No. 3, and notwithstanding anything to the contrary contained in the Lease, Tenant will have the one-time option to terminate and cancel the Lease (“Termination Option”), effective as of 11:59 p.m. on the last day of the sixtieth (60th) full calendar month of the Term (“Termination Date”), by delivering to Landlord, on or before the date which is twelve (12) months prior to the Termination Date, written notice of Tenant’s exercise of its Termination Option.  As a condition to the effectiveness of Tenant’s exercise of its Termination Option and in addition to Tenant’s obligation to satisfy all other monetary and non-monetary obligations arising under this Lease through to the Termination Date, Tenant shall pay to Landlord the following “Termination Consideration”:  (i) three (3) months’ worth of Monthly Base Rent then in effect as of the Termination Date, (ii) the then unamortized value of the Abated Amount and other leasing concessions, including the Moving Allowance, (iii) the then unamortized value of the cost of the initial Tenant Improvements and the cost of any subsequent leasehold improvements made by Landlord at Landlord’s expense for the benefit of Tenant, and (iv) any and all other unamortized costs of this transaction, including, without limitation, brokerage commissions paid by Landlord in connection with the execution of this Lease attributable to the portion of the Term remaining following the Termination Date (items [ii] through [iv] above, each calculated on a straight-line basis over the period commencing on the Commencement Date and ending on the scheduled Termination Date, with interest on the unamortized balance at the rate of six percent [6%] per annum).  The Termination Consideration shall be due and payable by Tenant to Landlord according to the following schedule: (a) one-half (1/2) of the Termination Consideration within thirty (30) days after Tenant’s delivery of written notice of exercise of its Termination Option, and (b) the remaining one-half (1/2) of the Termination Consideration within six (6) months prior to the Termination Date.  If Tenant properly and timely exercises its Termination Option and properly and timely delivers the Termination Consideration to Landlord as set forth above and satisfies all other monetary and non-monetary obligations under this Lease including, without limitation, the provisions regarding surrender of the Premises, all of which must be accomplished on or before the Termination Date, then the Lease will terminate as of midnight on the Termination Date.

2. Upon determination of the final unamortized value of items (ii), (iii), and (iv) above, Landlord and Tenant shall enter into an amendment acknowledging the total Termination Consideration.

RIGHT OF FIRST OFFER TO LEASE

RIDER NO. 4 TO LEASE

This Rider No. 4 is made and entered into by and between CALABASAS BCD, INC., a California corporation (“Landlord”), and ON ASSIGNMENT, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached.  Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease.  All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider.  All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Grant of Option; Conditions.  During the first sixty (60) months of the initial Term, Tenant shall have the continuing right of first offer to lease (the “Right of First Offer to Lease”) the entire other building located within the Property commonly known as 26775 Malibu Hills Road (the “ROFO Space”).  Tenant’s Right of First Offer to Lease shall be exercised as follows: prior to leasing such ROFO Space to any third party, Landlord shall deliver written notice to Tenant (the “ROFO Notice”) of the terms under which Landlord is prepared to lease the ROFO Space to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such ROFO Space as reasonably determined by Landlord.  Tenant may lease such ROFO Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 days after the date of the ROFO Notice, except that Tenant shall have no such Right of First Offer to Lease and Landlord need not provide Tenant with a ROFO Notice, if:

a. Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the ROFO Notice; or

b. the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer) at the time Landlord would otherwise deliver the ROFO Notice; or

c. the Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the ROFO Notice; or

d. Tenant is not occupying the Premises on the date Landlord would otherwise deliver the ROFO Notice; or

e. Tenant does not intend to use the ROFO Space for Tenant’s or Tenant’s Permitted Transferee exclusive use during the Term; or

f. the existing tenant in the ROFO Space, if any, is interested in extending or renewing its lease for the ROFO Space or entering into a new lease for such ROFO Space.

2. Terms for ROFO Space.

a. The term for the ROFO Space shall commence upon the commencement date stated in the ROFO Notice and thereupon such ROFO Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFO Notice shall govern Tenant’s leasing of the ROFO Space and only to the extent that they do not conflict with the ROFO Notice, the terms and conditions of this Lease shall apply to the ROFO Space.

b. Tenant shall pay Monthly Base Rent and Additional Rent for the ROFO Space in accordance with the terms and conditions of the ROFO Notice, which terms and conditions shall reflect the Prevailing Market rate for the ROFO Space as determined in Landlord’s reasonable judgment.

c. The ROFO Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFO Space or as of the date the term for such ROFO Space commences, unless the ROFO Notice specifies any work to be performed by Landlord in the ROFO Space, in which case Landlord shall perform such work in the ROFO Space.  If Landlord is delayed delivering possession of the ROFO Space due to the holdover or unlawful possession of such space by any party, Landlord shall use best efforts to obtain possession of the space, and the commencement of the term for the ROFO Space shall be postponed until the date Landlord delivers possession of the ROFO Space to Tenant free from occupancy by any party.

3. Termination of Right of First Offer to Lease.  The rights of Tenant hereunder with respect to the ROFO Space shall terminate if they have not been exercised and implemented on or before the last day of the sixtieth (60th) month of the initial Term.

4. Offering Amendment.  If Tenant exercises its Right of First Offer to Lease, Landlord shall prepare an amendment (the “Offering Amendment”) adding the ROFO Space to the Premises on the terms set forth in the ROFO Notice and reflecting the changes in the Monthly Base Rent, Rentable Square Footage of the Premises, Tenant’s Percentage and other appropriate terms.  Upon Tenant’s leasing of the ROFO Space and the existing Premises, Tenant shall pay all Operating Expenses for the Property.  A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer to Lease shall be fully effective whether or not the Offering Amendment is executed.

5. Definition of Prevailing Market.  For purposes of this Right of First Offer to Lease provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the ROFO Space in the Calabasas area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes.  Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the ROFO Space, or (ii) the space is encumbered by the option rights of another tenant.  The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

RIGHT OF FIRST OFFER TO PURCHASE

RIDER NO. 5 TO LEASE

This Rider No. 5 is made and entered into by and between CALABASAS BCD, INC., a California corporation (“Landlord”), and ON ASSIGNMENT, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached.  Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease.  All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider.  All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Right of First Offer to Purchase.  Landlord hereby grants to Tenant (the “Original Tenant”), throughout the first sixty (60) months of the initial Term, a continuing (subject to the terms hereof) right of first offer to purchase all of the Property, or the Building, together with the real property underlying the Building and certain easement rights over the common areas of the Property as necessary to the use and enjoyment of the Building and the Property, which right of first offer shall be on the terms and conditions set forth in this Rider No. 5.

a. Procedure.  Landlord shall notify Tenant (the “First Offer Notice”) when Landlord desires to sell all or any portion of the Property, and shall identify the portion of the Property to be sold (the “Offered Property”); provided, however, that Tenant shall not have a right of first offer to the extent Landlord desires to sell all or any portion of the Property as part of the sale of such Property with other properties then owned by Landlord or any existing or future affiliate of Landlord (which shall mean any entity which controls, is controlled by, or is under common control with Landlord or any entity which acquires, or will acquire (prior to the closing date of the sale of the Offered Property) all or substantially all of the assets of Landlord’s business), it being acknowledged and agreed by Landlord and Tenant that Tenant’s right of first offer shall only apply to the extent the original Landlord hereunder desires to sell the Offered Property only separate from any other properties owned by Landlord.  In addition, Tenant's right of first offer shall only apply during the period of the original Landlord's ownership of the Offered Property and shall not apply to any successor to the original Landlord's interest in this Lease and the Offered Property.  The First Offer Notice shall describe Landlord’s proposed economic terms and conditions applicable to Tenant’s purchase of the Offered Property (collectively, the “First Offer Economic Terms”).  Except as otherwise provided in the First Offer Notice, the purchase of the Offered Property shall be (i) on an “as-is” basis, with absolutely no representations or warranties, express or implied, regarding the condition or nature of the Offered Property and any improvements thereon, (ii) consummated using Landlord~~’~~s form of purchase and sale agreement, and (iii) subject to any and all matters of record and conditions affecting title caused by Tenant.  Notwithstanding the foregoing, Tenant’s right of first offer shall not apply in the event Landlord desires to sell the Offered Property to any existing or future affiliate of Landlord.

b. Procedure for Acceptance.  If Tenant wishes to purchase the Offered Property pursuant to the First Offer Economic Terms described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant (the “Offer Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Offer Election Notice”) pursuant to which Tenant shall elect either to (i) purchase the Offered Property pursuant to the First Offer Economic Terms set forth in the First Offer Notice; (ii) refuse to purchase the Offered Property, in which event Tenant~~’~~s right of first offer set forth herein shall thereupon terminate and be of no further force or effect and Landlord may, during the twelve (12) month period following Tenant’s refusal or deemed refusal to purchase the Offered Property on the First Offer Economic Terms, sell the Offered Property (or any portion thereof) to any entity on any terms Landlord desires.  If Landlord does not enter into a purchase and sale agreement and sell the Offered Property within twelve (12) months after that date Landlord delivers such First Offer Notice to Tenant, then Landlord shall, subject to the limitations set forth above, submit to Tenant a new First Offer Notice with respect to the Offered Property prior to selling the Offered Property pursuant to this Rider No. 5, in which event the foregoing procedures shall again apply following Tenant’s receipt of such new First Offer Notice.  If Tenant does not so respond in writing to Landlord’s First Offer Notice by the Offer Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above.  Notwithstanding anything above to the contrary contained herein, Tenant must elect to exercise its right of first offer herein within said ten (10) business day period with respect to the entire Offered Property identified in the First Offer Notice and may not elect to purchase only a portion thereof.

c. Conditions Precedent to Effectiveness of Right of First Offer.  Notwithstanding anything to the contrary contained in this Rider No. 5, Tenant’s exercise of Tenant’s right of first offer (and Tenant’s right to thereafter purchase the Offered Property) shall be effective only if all of the conditions precedent set forth hereinbelow are true and correct during the period commencing upon the date Tenant delivers Tenant’s Offer Election Notice to Landlord and continuing until the closing date of such sale of the Offered Property to Tenant, unless Landlord, in Landlord’s sole discretion, elects to waive any such condition precedent in writing:

i) The Lease is in full force and effect and Tenant shall not then be in default under the Lease and shall not have been in default under the Lease (beyond the applicable notice and cure periods) more than once at the time Tenant delivers Tenant’s Offer Election Notice to Landlord; and

ii) Tenant shall not have assigned its interest in the Lease or in the right of first offer, it being acknowledged and agreed that the right of first offer is personal to the Original Tenant and its Permitted Transferee and may not be voluntarily or involuntarily assigned to, or exercised by, any other person or entity other than Original Tenant and only so long as the Original Tenant or its Permitted Transferee is in physical possession and leasing no less than one hundred percent (100%) of the Building.

d. Purchase Agreement.  If Tenant timely delivers Tenant’s Offer Election Notice elect to purchase the Offered Property, then Landlord shall cause its legal counsel to prepare and submit to Tenant a Purchase and Sale Agreement and Escrow Instructions (“Purchase Agreement”) containing all the terms and conditions for Tenant’s purchase of the Offered Property which are contained in the First Offer Economic Terms and incorporating the non-economic terms described in Subsection (e) below and such other reasonable and customary terms and conditions as are typical for the purchase and sale of an office building similar to the Building in Calabasas, California.  For a period of twenty (20) business days following Landlord’s delivery of the Purchase Agreement to Tenant (the “Purchase Agreement Period”), Landlord and Tenant agree to use their good faith and diligent efforts to negotiate with one another to agree upon all such terms and conditions for the Purchase Agreement as were not contained in the First Offer Economic Terms and to execute such Purchase Agreement.  If within such twenty (20) business day Purchase Agreement Period Landlord and Tenant fail to agree upon all such terms and conditions of the Purchase Agreement, or if Tenant fails to execute and return the agreed upon Purchase Agreement to Landlord within such twenty (20) business day Purchase Agreement Period, then (i) Tenant’s exercise of such Right of First Offer shall be deemed null and void, and (ii) Landlord shall thereafter be free to sell the Offered Property to any third party to whom Landlord desires, and upon such non-economic terms as are acceptable to Landlord and such third party purchaser; provided, however, if Landlord does not enter into a purchase and sale agreement and sell the Offered Property within twelve (12) months after that the expiration of such twenty (20) business day Purchase Agreement Period, then Landlord shall, subject to the limitations set forth in this Rider No. 5, submit to Tenant a new First Offer Notice with respect to the Offered Property prior to selling the Offered Property pursuant to this Rider No. 5.  If Landlord and Tenant enter into a Purchase Agreement and Tenant defaults thereunder and fails to complete the purchase of the Offered Property in accordance with the terms of the Purchase Agreement, then, in addition to all other rights and remedies of Landlord as provided for in the Purchase Agreement, Tenant’s right of first offer under this Rider No. 5 shall be deemed null and void in its entirety and of no further force or effect.

e. Non-Economic Terms of the Purchase Agreement.  Landlord and Tenant acknowledge and agree that all of the non-economic terms of any Purchase Agreement for this right of first offer to purchase the Offered Property by Tenant shall be negotiated and agreed upon by Landlord and Tenant during the applicable Purchase Agreement Period referenced in Subsection (d) above, but notwithstanding the foregoing, the Purchase Agreement shall incorporate the following terms and conditions:  (i) the purchase by Tenant shall be all cash and all escrow, title and closing costs associated with the sale of the Offered Property to Tenant shall be shared between Landlord and Tenant as is customary for sales transactions in Los Angeles County, California; (ii) the Offered Property shall be sold to Tenant in its then “AS IS” condition without any representation or warranty of Landlord, express, implied or statutory, as to the nature or condition of or title to the Offered Property or its fitness for Tenant’s intended use of same and Tenant shall release Landlord from any and all liabilities and obligations with respect to the Offered Property effective upon the transfer of title to the Offered Property by Landlord to Tenant; and (iii) Tenant shall have a period of thirty (30) days following the parties~~'~~ mutual execution of the Purchase Agreement to complete its due diligence and close the purchase of the Offered Property.  Notwithstanding the foregoing, in the event the purchase of the Offered Property by Tenant is solely for the Building together with the real property underlying the Building, transfer of title by Landlord to Tenant shall occur only after the following conditions are met: (1) Landlord has obtained the necessary approvals for the lot split of the Property and the approval of the final map for the split of the Property from the City of Calabasas pursuant to a subdivision of the Property as set forth in Section 1.f. below, and the final map has been recorded with the Los Angeles County Recorder; (2) the County of Los Angeles has issued a new assessor’s parcel number for the Offered Property, as subdivided, and Tenant has received written evidence of such from Seller; (3) Landlord and Tenant have executed and notarized any necessary easement agreements with respect to portions of the Property subject to shared use of the common or shared elements of the Building and the Property with the other owner(s) of the balance of the Property (to be recorded upon the close of escrow together with the recordation of a grant deed to Tenant); and (4) Landlord shall provide Tenant with written evidence of Landlord’s lender or lender’s approval of the release of the Offered Property from any mortgage liens and any existing mortgage liens encumbering the Offered Property made by Landlord in favor of any such lender or lenders shall be released at the close of escrow.

f. Subdivision.  Landlord and Tenant understand that a sale of the Building together with the real property underlying the Building only to Tenant as contemplated in this Rider No. 5 may require the subdivision/parcelization of the Property from the balance of the Property pursuant to the recordation of a parcel map, the negotiation and processing of covenants, conditions and restrictions to govern the shared use and payment of expenses relative to common elements of the Building and the Property, the use of which is to be shared by Tenant as owner of the Property and the other owner(s) of the balance of the Property, and that all of the foregoing will be subject to approval by the City of Calabasas, California and Landlord~~’~~s lender (if any) including approval by Landlord’s lender of the terms of any partial release of such lender’s lien on the Property upon the closing of the conveyance of the Building and the real property underlying the Building; provided, however, it is understood by Tenant that nothing in this Rider No. 5 shall be construed as binding Landlord’s lender to agree to allow any partial release of the lender’s lien on the Property to allow for a separate conveyance of the Building and the real property underlying the Building.